As filed With the Securities and Exchange
Commission on May 13, 2004                             Registration No.: XXXXXXX

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------

                        ELECTRONIC GAME CARD, INC.
              (Name of small business issuer in its charter)

          Nevada                                                6794
(State or jurisdiction of                           (Primary Standard Industrial
incorporation or organization)                       Classification Code Number)

                                   87-0570975
                                  (IRS Employer
                               Identification No.)


                          712 Fifth Avenue, 19th Floor
                          New York, New York 10019-4108
                                 (646) 723-8936
   (Address and telephone number of principal executive offices and principal place of business)

                      John Bentley, Chief Executive Officer
                          712 Fifth Avenue, 19th Floor
                          New York, New York 10019-4108
                                 (646) 723-8936
           (Name, address, and telephone number of agent for service)

                                   ----------
                          Copies of communications to:
                            L. STEPHEN ALBRIGHT, ESQ.
                       17337 Ventura Boulevard, Suite 208
                            Encino, California 91316
                                 (818) 789-0779
                                   ----------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after ___________ the effective date of this registration statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                                       Proposed
                                       Proposed         maximum
  Title of                             maximum         aggregate      Amount of
securities to      Amount to be     offering price     offering     registration
be registered       registered       per share(1)       price            fee
--------------------------------------------------------------------------------

Common Stock Par
Value $0.01        13,056,137 (2)      $1.68           $21,934,310   $2,780.00

--------------------------------------------------------------------------------

     (1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the bid and ask prices per share of our common stock, as reported on the OTC Bulletin Board, on May 5, 2004. Total filing fee is $2,780.00.

     (2) These 13,056,137 shares include 6,853,750 shares held directly by Selling Stockholders, 4,098,875 shares to be issued upon the exercise of warrants issued to Selling Stockholders and 2,103,512 shares underlying options which were issued to the Selling Stockholders.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                    Dated: May __, 2004 Subject to completion


                        13,056,137 SHARES OF COMMON STOCK

                           ELECTRONIC GAME CARD, INC.

     We have prepared this prospectus to allow certain of our current stockholders to sell up to 13,056,137 shares of our common stock. We are not selling any shares of common stock under this prospectus. The shares of common stock that we are registering for resale include the exercise of warrants and options to purchase shares of common stock. Up to 6,202,387 shares of common stock will be issued upon the exercise of the warrants and options. The selling stockholders listed on page 15 may sell these shares from time to time after this Registration Statement is declared effective by the Securities & Exchange Commission.

     The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds received by the selling stockholders.

     We may receive up to $5,150,631 in proceeds from the exercise of the outstanding warrants and options. As of the date of this prospectus, none of the warrants have been exercised.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "EGMI.OB." On May 5, 2004, the last reported sales price of our common stock as reported by the OTC Bulletin Board was $1.68 per share.

     We urge you to read carefully the "Risk Factors" section beginning on page 4 where we describe specific risks associated with an investment in Electronic Game Card, Inc. and these securities before you make your investment decision.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                   THE DATE OF THIS PROSPECTUS IS MAY __, 2004

                                TABLE OF CONTENTS

                                                                            PAGE
PART I

Prospectus Summary.............................................................5
Risk Factors ..................................................................9
Disclosure Regarding Forward Looking Statements ..............................13
Use of Proceeds ..............................................................14
Determination of Offering Price ..............................................14
Dilution .....................................................................14
Selling Security Holders......................................................14
Plan of Distribution .........................................................20
Legal Proceedings ............................................................23
Management ...................................................................24
Security Ownership of Certain Beneficial Owners & Management..................25
Description of Securities.....................................................25
Experts.......................................................................26
Disclosure of Commission Position on Indemnification for
   Securities Act Liabilities.................................................26
Description of Business.......................................................27
Management=s Discussion and Analysis or Plan of Operation.....................34
Description of Property.......................................................37
Certain Relationships and Related Transactions................................37
Market for Common Equity and Related Stockholder Matters......................37
Executive Compensation .......................................................39
Changes and Disagreements with Accountants on Accounting and
   Financial Disclosures......................................................39
Financial Information ........................................................40

PART II

Indemnification of Directors and Officers......................................i
Other Expenses of Issuance and Distribution...................................ii
Recent Sales of Unregistered Securities .....................................iii
Exhibits .....................................................................iv
Undertakings      .............................................................v

Back Cover of Prospectus                                        (no page number)

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF THE COMPANY'S COMMON STOCK IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.


                               PROSPECTUS SUMMARY


     You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. The summary highlights information contained elsewhere in this prospectus.

CORPORATE INFORMATION/BACKGROUND

     Our principal executive offices are located at 712 Fifth Avenue, 19th Floor, New York, NY10019- 4108 and our phone number is (646) 723 8936.

     Electronic Game Card Inc (the "Company") was formed as a Utah corporation on June 26, 1981, under the name The Fence Post., Inc. On November 7, 1997 the Company changed its name to Quazon Corp. On November 14, 1997, the Company filed with the State of Nevada Articles of Merger whereby the Company was merged with and into Quazon Corp., a newly formed Nevada corporation ("Quazon- Nevada"), for the sole purpose of changing the Company's domicile from the State of Utah to the State of Nevada. Each outstanding share of the Company's common stock was exchanged for one share of common stock of Quazon-Nevada. Accordingly, the Utah corporate entity was merged out of existence and the Company survived the merger and succeeded to the assets, liability, and agreements of the Utah entity. On June 6, 2001, the Company entered into an agreement and plan of reorganization with Scientific Energy, Inc., a Utah Corporation. Pursuant to the agreement, Scientific Energy, Inc. acquired 20,000,000 shares of Quazon's shares in exchange for 100% of the issued and outstanding shares of Scientific Energy. The Company subsequently changed its name to Scientific Energy, Inc. The Company entered into a Share Exchange dated November 19, 2003 with Electronic Game Card, Inc. ("EGC"), a Delaware Corporation having a principal place of business in New York City, New York. The Company deemed that such exchange closed December 5, 2003. Under the terms of the agreement, the Company entered into a majority shareholder exchange agreement whereby it elected to effect a reverse split of its then existing and issued outstanding shares on a 100:1 reverse split basis of all shareholders of record. We then issued new reverse split shares, constituting approximately 92% of the issued and outstanding shares of the company, to the shareholders of a private Delaware corporation known as Electronic Game Card, Inc. The EGC shareholders, in turn, exchanged all of their issued and outstanding shares of EGC to Scientific Energy, Inc. in order to become its fully owned operating subsidiary. The acquisition of EGC was considered to be a reverse merger and EGC became the accounting acquirer. On December 5, 2003 the Company changed its name to Electronic Game Card, Inc., with Electronic Game Card, Inc., a Delaware corporation changing its name to Electronic Game Card Marketing, Inc.

THE COMPANY

     Electronic Game Card, Inc. (referred to as "EGC", "us", "we" or "Company") is a supplier of innovative gaming devices to the lottery and promotional industry worldwide. Our lead product is the EGC GameCard, a revolutionary credit card-sized pocket game combining interactive capability with "instant win" excitement. We formerly launched our EGC GameCard product in August 2003.

     The EGC GameCard was designed by us to be rich in functionality, customizable, extremely portable, and relatively inexpensive. Each EGC GameCard includes a microprocessor, LCD, and long life power source, as well as state of the art security features protecting both the consumer and the promoter. Our EGC GameCard weighs in at just under one half an ounce and is only 3mm thick.

     We have identified two distinct markets for our GameCard product: Lottery Market and Sales Promotion Market.

LOTTERY MARKET

     Lottery operators currently make use of paper scratch cards to give players an "instant" win or lose reward experience. This "instant" market currently attracts approximately $30 billion (22%) of the total worldwide lottery gaming market which is estimated to be $140 billion. Over the last several years, scratch cards have become increasingly large and complex to accommodate consumer demand for multiple plays and multiple chances to win. Consumers currently pay as much as $30.00 per scratch card for this type of player experience.

     We believe our EGC GameCard is the next evolution of the scratch card, offering multiple plays and multiple chances to win in a credit card-sized medium that is within the pricing parameters of state lottery operators. To access the lottery market in the most expeditious manner possible, we signed an exclusive distributorship in May 2003 with Scientific Games (Nasdaq: SGMS), the largest printer and wholesaler of "instant" win scratch cards to the worldwide lottery market. Scientific Games supplies over 70% of the scratch card needs to the worldwide lottery market and, equally important, is intimately involved in bringing new innovative products to the state lotteries. The exclusivity conditions of the agreement are contingent upon Scientific Games hitting pre-determined volume levels of EGC GameCard product over the term of the agreement. We are in active discussions with several other state lotteries.

SALES PROMOTION MARKET

     The sales promotion market consists broadly of "giveaways" by corporations for use in loyalty programs, incentive programs, advertising, promotions, marketing, competitions and the like. The market for promotional items is extremely large and is estimated to be $100 billion worldwide. Newspapers, magazines and direct mail solicitations offer rewards, frequently using scratch cards, coupons and other forms of entry to engage consumers in promotional competitions. While our EGC GameCard can be applied to a broad range of potential promotional opportunities, we have focused our efforts initially on hotel promotions, casino promotions, newspaper promotions and direct mail solicitations. We have entered into a two year exclusive agreement with Clegg Industries, Inc., a direct mail promotions specialist in the United States, to utilize our EGC GameCard in direct mail campaigns in the United States. The exclusivity conditions of the agreement are contingent upon Clegg Industries hitting pre- determined volume levels of EGC GameCard product over the term of the agreement.

     In January, 2004 we opened a New York sales office to deal directly with specialist agencies in the sales promotion market in the United States. We also intend to open a similar office in Tokyo in the spring of 2004. The Company maintains its European headquarters at 32 Haymarket, London, SW1Y 4TP, United Kingdom.

     Each EGC GameCard is developed by us with direct input from our clients on the style and functionality of the card. The GameCard's are produced in China through an exclusive manufacturing agreement with a large Chinese manufacturer. We hold international patents on our technology and have applied for patent protection in the United States.

     The Company owns 100% of the share capital of Electronic Game Card, Ltd., a company incorporated under the laws of England, through its wholly owned U.S. subsidiary Electronic Game Card Marketing, Inc. (Delaware).

     We believe that we have the opportunity to become a leading business providing an innovative gaming, platform technology servicing the sales promotion and lottery markets in the next five years if we successfully execute our growth strategy.

     In addition, between December 11, 2003, and February 20, 2004, we sold an aggregate total of 6,853,750 shares of common stock. The Company issued a press release on February 23, 2004 announcing the closing of this private equity financing. All of these sales were made in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the "Act"). We sold all of these common stock shares for $1.00 per share. For every two common stock shares sold the purchaser of those shares received a warrant to purchase an additional common stock share at an exercise price of $1.00 each. Accordingly, 3,426,875 warrants in total were issued.

     The shares of common stock underlying these warrants are being registered pursuant to this registration statement. In addition to selling those shares, we issued warrants to purchase up to 672,000 shares of our common stock to various investment advisors and consultants. These warrants are exercisable at the price of $1.00 per share. We are also registering 672,000 shares of our common stock which underlie these warrants. These transactions are listed in the Selling Shareholders portion of this registration statement.

     In addition, on April 8, 2004 we issued an option to purchase up to 2,103,512 shares of our common stock to Scientific Games, Inc., a strategic business partner of the Company's. These options are exercisable at the price of $0.50 per share. The options expire on May 20, 2004. We are registering 2,103,512 shares of our common stock which underlie these options. These transactions are listed in the Selling Shareholders portion of this registration statement.

THE OFFERING

Shares offered by the
selling stockholders ...................up to 13,056,137 shares of common stock.

Shares outstanding prior to
offering  ............................................................21,035,118

Shares to be outstanding
following offering  ........................................... up to 27,237,505

Use of proceeds  ..............................We will not receive  any proceeds from the sale and and  issuance  of  common
                                     stock following its registration.  However,
                                     if the selling shareholders owning warrants
                                     exercise  them,  we  would  receive  up  to
                                     $5,150,631.   We   cannot   know  how  many
                                     warrants  the  selling   shareholders  will
                                     exercise   their   warrants   or,   if   so
                                     exercised,  that they will sell them to the
                                     public.   Depending   upon  the  amount  of
                                     proceeds  generated  by this  offering,  we
                                     plan  to  use  most  of  the  proceeds  for
                                     general     working    capital    to    pay
                                     administrative and general expenses. We estimate the expenses of this offering, such as printing, legal, and accounting will be approximately $100,000.

Risk Factors  .................................An investment in our common stock is subject to significant risks. You should
                                     carefully   consider  the  information  set
                                     forth in the "Risk Factors" section of this prospectus as well as other information set forth in this prospectus, including our financial statements and related notes.

Dividend Policy  ..............................We  intend to retain any earnings to finance the finance the development and growth of our business. Accordingly, we do not anticipate that we will declare any cash dividends on our common stock for the foreseeable future. See "Market For Common Equity and Related Stockholder Matters" on page 37.

Plan of Distribution ..........................The   shares  of   common   stock
                                     offered  for  resale  may  be  sold  by the
                                     selling   stockholders   pursuant  to  this
                                     prospectus in the manner described under "Plan of Distribution" on page 20.

OTC Bulletin Board symbol  ..............................................EGMI.OB


SUMMARY FINANCIAL DATA

     The following summary financial information is taken from our financial statements included elsewhere in this prospectus and should be read along with the financial statements and the related notes.

INCOME STATEMENT DATA

                                          Fiscal Years Ended December 31
                                        2003                         2002
                                   --------------              --------------

Total revenue                      $        8,317              $         0.00
Operating expenses                 $      533,033              $      390,484
Net profit / loss                  $     (542,000)             $     (391,403)
Net loss per share                 $        (0.04)             $        (0.08)
Average number of shares               12,777,700                   5,256,390

BALANCE DATA SHEET

                                                   Years Ended
                                    December 31, 2003        December 31, 2002
                                        (Audited)                (Audited)
                                     --------------           --------------

Total assets                         $      122,219           $       37,085
Cash & cash equivalents              $        6,732           $       13,909

Total liabilities                    $    1,317,735           $      454,257
Working capital (deficiency)         $     (335,002)          $     (143,537)
Shareholder equity                   $   (1,195,516)          $     (417,172)


                                  RISK FACTORS

     You should carefully consider the following risks before you decide to buy our common stock. Our business, financial condition or operating results may suffer if any of the events described in the following risk factors actually occur. There may be additional risks that we are not currently able to identify. These may also adversely affect our business, financial condition or operating results. If any of the events we have identified or those that we cannot now identify occurs, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

     We have a limited operating history, which makes it difficult to evaluate our business and to predict our future operating results.

     We were organized in June 1981. From our inception and until November, 2003, we went through several transformations and businesses which were engaged in organizational activities, including developing a strategic operating plan, entering into various collaborative agreements for the development of products and technologies, hiring personnel and developing and testing our products. It was not until December 5, 2003, when we closed the stock exchange agreement between Scientific Energy, Inc. and Electronic Game Card, Inc., that we entered the electronic game card and gaming card business described below.

     We have incurred net losses since commencing business. We may incur future losses. We may never generate material revenues or achieve profitability and, if we do achieve profitability, we may not be able to maintain profitability.

     We may fail to address risks we face as a developing business which could adversely affect the implementation of our business plan.

     We are prone to all of the risks inherent to the establishment of any new business venture. You should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks and complications frequently encountered by similarly situated companies. To address these risks, we must, among other things:

     o    maintain and increase our product portfolio;

     o    implement  and   successfully   execute  our  business  and  marketing
          strategy;

     o    continue to develop new products and upgrade our existing products;

     o    respond to industry and competitive developments; and

     o    attract, retain, and motivate qualified personnel.

     We may not be successful in addressing these risks. If we are unable to do so, our business prospects, financial condition and results of operations would be materially adversely affected. We have limited experience in developing products and may be unsuccessful in our efforts to develop products.

     To  achieve  profitable   operations,   we,  alone  or  with  others,  must
successfully develop, market and sell our products. The development of new electronic products is highly uncertain and subject to a number of significant risks. Some products resulting from our or our collaborative partners' product development efforts are not expected to be available for sale for at least a year. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons.

     To date, our resources have been substantially dedicated to the acquisition, research and development of products and technologies. Most of the existing and future products and technologies developed by us will require extensive additional development. Our product development efforts may not be successful.

     An increase in competition from other entertainment product manufacturers could have a material adverse effect on our ability to generate revenue and cash flow.

     Because many of our competitors have substantially greater capabilities and resources, they may be able to develop products before us or develop more effective products or market them more effectively which would limit our ability to generate revenue and cash flow.

     Competition in our industry is intense. Potential competitors in the United States and Europe are numerous most of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than us. Competing technologies and products may be more effective than any of those that are being or will be developed by us.

     If we fail to keep up with rapid technological change, our technologies and products could become less competitive or obsolete.

     The industry is characterized by rapid and significant technological change. We expect that gaming technologies will continue to develop rapidly, and our future success will depend on our ability to develop and maintain a competitive position. Technological development by others may result in products developed by us, branded or generic, becoming obsolete before they are marketed or before we recover a significant portion of the development and commercialization expenses incurred with respect to these products.

     We have limited sales and marketing capability, and may not be successful in selling or marketing our products.

     We depend on patent and proprietary rights to develop and protect our technologies and products, which rights may not offer us sufficient protection.

     The industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend on our ability to obtain and enforce protection for products that we develop under United States and foreign patent laws and other intellectual property laws, preserve the confidentiality of our trade secrets and operate without infringing the proprietary rights of third parties.

     We also rely upon trade secret protection for our confidential and proprietary information. Others may independently develop substantially equivalent proprietary information and techniques or gain access to our trade secrets or disclose our technology. We may not be able to meaningfully protect our trade secrets which could limit our ability to exclusively produce products.

     We require our employees, consultants, and parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment or consulting relationships or a collaboration with us. These agreements may not provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information.

     If we lose key management or other personnel our business will suffer.

     We are highly dependent on the principal members of our management staff. We also rely on consultants and advisors to assist us in formulating our development strategy. Our success also depends upon retaining key management and technical personnel, as well as our ability to continue to attract and retain additional highly-qualified personnel. We face intense competition for personnel from other companies, government entities and other organizations. We may not be successful in retaining our current personnel. We may not be successful in hiring or retaining qualified personnel in the future. If we lose the services of any of our management staff or key technical personnel, or if we fail to continue to attract qualified personnel, our ability to acquire, develop or sell products would be adversely affected.

     Our management and internal systems might be inadequate to handle our potential growth.

     Our success will depend, in significant part, on the expansion of our operations and the effective management of growth. This growth will place a significant strain on our management and information systems and resources and operational and financial systems and resources. To manage future growth, our management must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Our management may not be able to manage our growth effectively. If our systems, procedures, controls, and resources are inadequate to support our operations, our expansion would be halted and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively may harm our ability to institute our business plan.

     Because we intend to have international operations, we will be subject to risks of conducting business in foreign countries.

     If, as we anticipate, international operations will constitute a part of our business, we will be subject to the risks of conducting business in foreign countries, including:

     o    difficulty in establishing or managing distribution relationships;

     o different standards for the development, use, packaging and marketing of our products and technologies;

     o    our  inability  to  locate   qualified  local   employees,   partners,
          distributors and suppliers;

     o the potential burden of complying with a variety of foreign laws, trade standards and regulatory requirements; and,

     o    general   geopolitical   risks,   such  as   political   and  economic
          instability, changes in diplomatic and trade relations, and foreign currency risks.

     We cannot predict our future capital needs and we may not be able to secure additional financing which could affect our ability to operate as a going concern. We have recently completed an offering through the sale of shares of the common stock. We received $6,853,750 in gross aggregate proceeds from the sale of those securities. We issued warrants to purchasers of our common stock in that offering and to placement agents and other consultants and advisors who have provided services to us. We issued options to Scientific Games Inc. to acquire shares of our common stock which are exercisable up to May 20, 2004. The warrants to purchase common stock are generally exercisable within five years of the issuance date. However, other terms, such as price, vary from warrant holder to warrant holder. These variations reflect the differing circumstances, such as then current needs, under which the warrants were issued. Nevertheless, we may need additional financing to continue to fund the research and development of our products and to generally expand and grow our business. To the extent that we will be required to fund operating losses, our financial position would deteriorate. There can be no assurance that we will be able to find significant additional financing at all or on terms favorable to us. If equity securities are issued in connection with a financing, dilution to our stockholders may result, and if additional funds are raised through the incurrence of debt, we may be subject to restrictions on our operations and finances. Furthermore, if we do incur additional debt, we may be limiting our ability to repurchase capital stock, engage in mergers, consolidations, acquisitions and asset sales, or alter our lines of business or accounting methods, even though these actions would otherwise benefit our business. As of December 31, 2003, we had stockholders' deficit of $1,195,516, and a net working capital deficit of $1,253,992.

     If adequate financing is not available, we may be required to delay, scale back or eliminate some of our research and development programs, to relinquish rights to certain technologies or products, or to license third parties to commercialize technologies or products that we would otherwise seek to develop. Any inability to obtain additional financing, if required, would have a material adverse effect on our ability to continue our operations and implement our business plan.

     The prices we charge for our products and the level of third-party reimbursement may decrease and our revenues could decrease.

     Our ability to commercialize products successfully depends in part on the price we may be able to charge for our products.

     We may encounter significant financial and operating risks if we grow our business through acquisitions.

     As part of our growth strategy, we may seek to acquire or invest in complementary or competitive businesses, products or technologies. The process of integrating acquired assets into our operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. We may allocate a significant portion of our available working capital to finance all or a portion of the purchase price relating to possible acquisitions although we have no immediate plans to do so. Any future acquisition or investment opportunity may require us to obtain additional financing to complete the transaction. The anticipated benefits of any acquisitions may not be realized. In addition, future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect our operating results and financial position. Acquisitions also involve other risks, including entering markets in which we have no or limited prior experience.

     The price of our common stock is likely to be volatile and subject to wide fluctuations.

     The market price of the securities of technology based companies has been especially volatile. Thus, the market price of our common stock is likely to be subject to wide fluctuations. If our revenues do not grow or grow more slowly than we anticipate, or, if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock could decline. In addition, if the market for technology based stocks or the stock market in general experiences a loss in investor confidence or otherwise fails, the market price of our common stock could fall for reasons unrelated to our business, results of operations and financial condition. The market price of our stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

     The public trading market for our common stock is limited and may not be developed or sustained which could limit the liquidity of an investment in our common stock.

     There is a limited trading market for the common stock. Since December 2003, the common stock has been traded sporadically under the symbol "EGMI.OB" on the OTC bulletin board, an inter-dealer automated quotation system for equity securities. There can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained which could limit your ability to sell our common stock at a desired price.

     Certain events could result in a dilution of your ownership of our common stock.

     As of April 15, 2004, we had 21,035,118 shares of common stock outstanding. We also have outstanding warrants which represent 4,098,875 common stock equivalents. The exercise prices of the common stock warrants is $1.00 per share. In addition we have outstanding options to purchase 2,103,512 shares of our common stock at an exercise price of $0.50 per share.

     The provisions of Nevada law may inhibit potential acquisition bids that stockholders may believe are desirable, and the market price of our common stock may be lower as a result.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements under the captions "Risk Factors," "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements which are
subject  to  risks,   uncertainties   and  assumptions  about  us,  may  include
projections of our future financial performance, or anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the section entitled "Risk Factors." You should specifically consider the numerous risks outlined under "Risk Factors." Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness or any of these forward-looking statements.

                                 USE OF PROCEEDS

     The following table describes how we plan to allocate the proceeds of this offering, assuming the selling shareholders exercise half or all of the 6,202,387 shares purchased upon the exercise of warrants or options for Common
Stock:

                                             Sale of               Sale of
                                         3,101,193 Shares      6,202,387 Shares
                                         (50% of Offering)    (100% of Offering)
                                         ----------------     -----------------

Gross proceeds                           $     2,575,315      $     5,150,631

Estimated offering expenses
   (e.g.; printing and mailing
   costs, legal and accounting
   fees, SEC registration fee,
   and blue sky fees)                    $       100,000      $      100,000

Estimated net proceeds                   $     2,475,315      $     5,050,631

Estimated uses of proceeds

     General and administrative
     expenses and additional
     working capital                     $     2,475,315      $     5,050,631

     Regardless of the amount of proceeds we may receive from the exercise of warrants, the funds will be used to cover general and administrative expenses and as additional working capital. We are not relying on these proceeds to finance the Company during the next twelve months.

                         DETERMINATION OF OFFERING PRICE

     The selling stock holders will, at their discretion, sell the stock at the prevailing market price for our shares. The warrant holders will pay us $1.00 per share upon the exercise of those warrants. The option holder, Scientific Games, Inc. will pay us $0.50 per share upon exercise of those options. The price for the shares of stock offered by this Prospectus has not been and will not be determined by us.

                                    DILUTION

     As of May 5, 2004, we had: (i) 21,035,118 shares of common stock outstanding; and, (ii) 4,098,875 warrants exercisable into 4,098,875 shares of common stock and (iii) 2,103,512 options exercisable into 2,103,512 shares of common stock. The exercise and conversion prices of the warrants into common stock is $1.00 per share and the exercise and conversion prices of the options into common stock is $0.50 per share.

                              SELLING STOCKHOLDERS

     The following table details the name of each selling stockholder, the number of shares owned by each selling stockholder and the number of shares that may be offered for resale under this prospectus. To the extent permitted by law, the selling stockholders who are not natural persons may distribute shares, from time to time, to one or more of their respective affiliates, which may sell shares pursuant to this prospectus. We have registered the shares to permit the selling stockholders and their respective permitted transferees or other successors in interest that receive their shares from the selling stockholders after the date of this prospectus to resell the shares. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The selling stockholders may from time to time offer all or some of the shares pursuant to this offering. Pursuant to Rule 416 under the securities act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which becomes issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated by footnote, none of the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Except as indicated by footnote, the selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 21,035,118 shares of our common stock outstanding as of May 5, 2004.

OWNERSHIP OF COMMON STOCK PRIOR TO THE OFFERING


                                                  Number of        Percentage
Name of Selling Shareholder                       Shares           of Ownership
---------------------------                       ------           ------------

COMMON SHARES

 Amy S. Bertsch                                     10,000             *
 Andrew Maltin                                      25,000             *
 Angela McCleer                                      6,250             *
 Anne Esker                                        100,000             *
 Arthur J. Papetti                                  25,000             *
 Arthur Steinberg                                   25,000             *
 Atlantic Business Services Ltd.                    70,000             *
 Avrohom Moshel                                     50,000             *
 Bella Rosas Inc                                    18,750             *
 Brendan McNamee                                    75,000             *
 Brian Walsh                                        35,000             *
 Bruce Lee McKee                                    50,000             *
 C.R. Querbes 25,000 *
 Caydal LLC                                        200,000             *
 Central Point Partners LLC                         50,000             *
 Christopher Goggins                                25,000             *
 Christopher R. Siege                              200,000             *
 Cindy M. Dolgin                                    50,000             *
 Dale Burns                                        100,000             *
 Daniel Williams                                    12,500             *
 Darren Taube                                       25,000             *
 David D. Sims & Linda Wood Sims                    12,500             *
 David Dobell                                       50,000             *
 David Harrison                                      6,250             *
 David M. Scioscia                                  12,500             *
 Dennis M & Concetina T Walsh                        6,250             *
 Dominic Maggiore                                   12,500             *
 Don A. Guely                                       12,500             *
 ECG, JZ LLC                                        25,000             *
 Edward Hamilton                                    50,000             *
 Eric Lichtenstein                                  25,000             *
 Florence Mittleman                                 30,000             *
 Generation Capital Associates                     100,000             *
 Greg Osborn                                        50,000             *

 H John Greeniaus                                   50,000             *
 H John Greeniaus                                   50,000             *
 H. Shepard Boone                                  225,000          1.07 (1)
 HK Partners for Aegis                              25,000             *
 I&S Technology Partners, LLP                      300,000          1.43 (2)
 Ira Belsky                                         50,000             *
 IRA of Peter Janssen                               37,500             *
 Jack Grynberg                                     200,000             *
 Jacob Engel                                        50,000             *
 James Altman                                       25,000             *
 James Bechand                                      50,000             *
 James S. Gillespie                                 50,000             *
 James S. Goldfinger                                12,500             *
 James T. Pappas                                    25,000             *
 Janet Levitt Zalkin                                 6,250             *
 Jennifer Z. Boone                                  75,000             *
 John Cassarini                                     25,000             *
 John Daugherty                                    250,000          1.19 (3)
 John J Gebhardt                                    25,000             *
 John J Gebhardt                                    25,000             *
 John J Mutscheller                                 37,500             *
 John M Wolf                                        25,000             *
 John P. Smith & Katherine Smith                    50,000             *
 John Sullivan                                      25,000             *
 John T. Boone & Katherine S. Boone                100,000             *
 John Wang                                          25,000             *
 Jon Buttles                                        25,000             *
 Joshua Emanuel                                     50,000             *
 Joshua Kazam                                       25,000             *
 Jospeh A. Vales                                    25,000             *
 Kendall Morrison                                   25,000             *
 Kenneth G Futter                                   25,000             *
 Kevin T. Nini                                      12,500             *
 Larry D Bouts                                     200,000             *
 Larry Kaplan                                       75,000             *
 Louis & Erika Golia                                12,500             *
 M. Victor Von Althann                               6,250             *
 Mark L. Von Kreuter                                 6,250             *
 Mark S Blank                                       50,000             *
 Matt McGovern                                      15,000             *
 Mervyn Klein                                       50,000             *
 MF Investments                                     50,000             *
 MHJ Holdings Co.                                  100,000             *
 Michael D. Schutte                                 25,000             *
 Michael E. Williams                                50,000             *
 Michael Morfit                                     25,000             *
 Michael Wallach                                    25,000             *
 Morgan Stanley as Custodian for
   Philip Mittleman                                 50,000             *
 Myron Neugeboren                                   50,000             *
 Nathan Gantcher                                    50,000             *
 Neeta Khubani & Anand Khubani                      50,000             *
 Neil B. Perkins DMD Retirement Trust               12,500             *
 Neil V. Moody Rev. Trust                           50,000             *
 Nicole Martin                                      25,000             *
 Patrick J. McMahon                                 25,000             *
 Paul Goldman                                       25,000             *

 Peter Grabler                                      50,000             *
 Peter J O'Gorman & Rosemary A O'Gorman             50,000             *
 Peter J. Murphy                                    25,000             *
 Peter Janssen                                      37,500             *
 Peter Rugg                                         50,000             *
 Philip B. Smith                                    25,000             *
 Philip Mittleman                                   25,000             *
 Philip Rosenberg                                   12,500             *
 Prana LLC                                         100,000             *
 Professional Traders Management, LLC              150,000             *
 Puglisi Capital Partners L.P.                     100,000             *
 Really Cool Group Ltd                             300,000          1.43 (4)
 Richard Molinsky                                   75,000             *
 Richard Wilburn                                    25,000             *
 Robert DeLeonardis                                 25,000             *
 Robert G. Rex                                      25,000             *
 Robert L. Hermanos                                 25,000             *
 Rodd Friedman                                     100,000             *
 Rosen Capital LP BSSC Prototype Def
   Cont MPP Plan                                    50,000             *
 Scott & Kathleen Mellynchuk                        12,500             *
 Scott A. Walker                                    12,500             *
 Shelly Singhal                                     37,500             *
 Shirley Rae Sullivan                               25,000             *
 Spencer Browne                                     50,000             *
 Steven Bottcher                                    25,000             *
 Steven J. Furnary                                  25,000             *
 Steven Waldman                                     12,500             *
 Terrance P. Curry                                  12,500             *
 Thomas DiTosto                                    200,000             *
 Thomas Pragas                                      12,500             *
 Thomas R. Stevenson                                25,000             *
 Thomos Samph                                       25,000             *
 Tryon N. Sisson & Dolores A. Sisson               100,000             *
 Voltron Ventures L.P.                             100,000             *
 Wayne Saker                                       100,000             *
 Wesley E. Carson & Sylvia B. Carson                25,000             *
 Will Garwood, Jr                                   50,000             *
 William H. Morton, Jr.                             18,750             *
 William J Truxal                                  100,000             *
 William Mundell                                    25,000             *
 William N. Tifft                                    6,250             *


           TOTAL NUMBER OF COMMON SHARES:        6,853,750

WARRANTS

 Amy S. Bertsch                                      5,000             *
 Andrew Maltin                                      12,500             *
 Angela McCleer                                      3,125             *
 Anne Esker                                         50,000             *
 Arthur J. Papetti                                  12,500             *
 Arthur Steinberg                                   12,500             *
 Atlantic Business Services Limited                 35,000             *
 Avrohom Moshel                                     25,000             *

 Bella Rosas Inc                                     9,375             *
 Brendan McNamee                                    37,500             *
 Brian Walsh                                        17,500             *
 Bruce Lee McKee                                    25,000             *
 C.R. Querbes 12,500 *
 Caydal LLC                                        100,000             *
 Central Point Partners LLC                         25,000             *
 Christopher Goggins                                12,500             *
 Christopher R. Siege                              100,000             *
 Cindy M. Dolgin                                    25,000             *
 Dale Burns                                         50,000             *
 Daniel Williams                                     6,250             *
 Darren Taube                                       12,500             *
 David D. Sims & Linda Wood Sims                     6,250             *
 David Dobell                                       25,000             *
 David Harrison                                      3,125             *
 David M. Scioscia                                   6,250             *
 Dennis M & Concetina T Walsh                        3,125             *
 Dominic Maggiore                                    6,250             *
 Don A. Guely                                        6,250             *
 ECG, JZ LLC                                        12,500             *
 Edward Hamilton                                    25,000             *
 Eric Lichtenstein                                  12,500             *
 Florence Mittleman                                 15,000             *
 Generation Capital Associates                      50,000             *
 Greg Osborn                                        25,000             *
 H John Greeniaus                                   25,000             *
 H John Greeniaus                                   25,000             *
 H. Shepard Boone 112,500 *
 HK Partners for Aegis                              12,500             *
 I&S Technology Partners, LLP                      150,000             *
 Ira Belsky                                         25,000             *
 IRA of Peter Janssen                               18,750             *
 Jack Grynberg                                     100,000             *
 Jacob Engel                                        25,000             *
 James Altman                                       12,500             *
 James Bechand                                      25,000             *
 James S. Gillespie                                 25,000             *
 James S. Goldfinger                                 6,250             *
 James T. Pappas                                    12,500             *
 Janet Levitt Zalkin                                 3,125             *
 Jennifer Z. Boone                                  37,500             *
 John Cassarini                                     12,500             *
 John Daugherty                                    125,000             *
 John J Gebhardt                                    12,500             *
 John J Gebhardt                                    12,500             *
 John J Mutscheller                                 18,750             *
 John M Wolf                                        12,500             *
 John P. Smith & Katherine Smith                    25,000             *
 John Sullivan                                      12,500             *
 John T. Boone & Katherine S. Boone                 50,000             *
 John Wang                                          12,500             *
 Jon Buttles                                        12,500             *

 Joshua Emanuel                                     25,000             *
 Joshua Kazam                                       12,500             *
 Jospeh A. Vales                                    12,500             *
 Kendall Morrison                                   12,500             *
 Kenneth G Futter                                   12,500             *
 Kevin T. Nini                                       6,250             *
 Larry D Bouts                                     100,000             *
 Larry Kaplan                                       37,500             *
 Louis & Erika Golia                                 6,250             *
 M. Victor Von Althann                               3,125             *
 Mark L. Von Kreuter                                 3,125             *
 Mark S Blank                                       25,000             *
 Matt McGovern                                       7,500             *
 Mervyn Klein                                       25,000             *
 MF Investments                                     25,000             *
 MHJ Holdings Co.                                   50,000             *
 Michael D. Schutte                                 12,500             *
 Michael E. Williams                                25,000             *
 Michael Morfit                                     12,500             *
 Michael Wallach                                    12,500             *
 Morgan Stanley as Custodian for
   Philip Mittleman                                 25,000             *
 Myron Neugeboren                                   25,000             *
 Nathan Gantcher                                    25,000             *
 Neeta Khubani & Anand Khubani                      25,000             *
 Neil B. Perkins DMD Retirement Trust                6,250             *
 Neil V. Moody Rev. Trust                           25,000             *
 Nicole Martin                                      12,500             *
 Patrick J. McMahon                                 12,500             *
 Paul Goldman                                       12,500             *
 Peter Grabler                                      25,000             *
 Peter J O'Gorman & Rosemary A O'Gorman             25,000             *
 Peter J. Murphy                                    12,500             *
 Peter Janssen                                      18,750             *
 Peter Rugg                                         25,000             *
 Philip B. Smith                                    12,500             *
 Philip Mittleman                                   12,500             *
 Philip Rosenberg                                    6,250             *
 Prana LLC                                          50,000             *
 Professional Traders Management, LLC               75,000             *
 Puglisi Capital Partners L.P.                      50,000             *
 Really Cool Group Ltd                             150,000             *
 Richard Molinsky                                   37,500             *
 Richard Wilburn                                    12,500             *
 Robert DeLeonardis                                 12,500             *
 Robert G. Rex                                      12,500             *
 Robert L. Hermanos                                 12,500             *
 Rodd Friedman                                      50,000             *
 Rosen Capital LP BSSC Prototype Def
   Cont MPP Plan                                    25,000             *
 Scott & Kathleen Mellynchuk                         6,250             *
 Scott A. Walker                                     6,250             *
 Shelly Singhal                                     18,750             *
 Shirley Rae Sullivan                               12,500             *

 Spencer Browne                                     25,000             *
 Steven Bottcher                                    12,500             *
 Steven J. Furnary                                  12,500             *
 Steven Waldman                                      6,250             *
 Terrance P. Curry                                   6,250             *
 Thomas DiTosto                                    100,000             *
 Thomas Pragas                                       6,250             *
 Thomas R. Stevenson                                12,500             *
 Thomos Samph                                       12,500             *
 Tryon N. Sisson & Dolores A. Sisson                50,000             *
 Voltron Ventures L.P.                              50,000             *
 Wayne Saker                                        50,000             *
 Wesley E. Carson & Sylvia B. Carson                12,500             *
 Will Garwood, Jr                                   25,000             *
 William H. Morton, Jr.                              9,375             *
 William J Truxal                                   50,000             *
 William Mundell                                    12,500             *
 William N. Tifft                                    3,125             *

WARRANTS DUE TO PLACEMENT AGENTS:

Middlebury Capital LLC                             353,750          1.68 (5)
National Securities, Inc                            32,000             *
First Securities USA, Inc.                         200,000             *
IQ Ventures                                         86,250             *

                                   TOTAL:        4,098,875


OPTIONS DUE TO SCIENTIFIC GAMES
INTERNATIONAL, INC:
Scientific Games International, Inc.             2,103,512         10.00 (6)

                                   TOTAL:        2,103,512

----------
* Represents less than 1% of our outstanding shares of common stock before and after offering.

(1) Represents less than 1% after offering, assuming all warrants and options are exercised
(2) Represents 1.19% after offering, assuming all warrants and options are exercised
(3) Represents less than 1% after offering, assuming all warrants and options are exercised
(4) Represents 1.19% after offering, assuming all warrants and options are exercised
(5) Represents 1.41% after offering, assuming all warrants and options are exercised
(6) Represents 7.72% after offering, assuming all warrants and options are exercised

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholders as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by each selling stockholder will decrease as and when it effects any such transfers. The plan of distribution for the selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. To the extent required, we may amend and/or supplement this prospectus from time to time to describe a specific plan of distribution.

     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

     o on the OTC Bulletin Board or on any other market on which our common stock may from time to time be trading;

     o one or more block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o    in public or privately-negotiated transactions;

     o    through the writing of options on the shares;

     o through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

     o    an exchange distribution in accordance with the rules of an exchange;

     o    through agents;

     o through market sales, both long or short, to the extent permitted under the federal securities laws; or

     o    in any combination of these methods.

The sale price to the public may be:

     o    the market price prevailing at the time of sale;

     o    a price related to the prevailing market price;

     o    at negotiated prices; or

     o any other prices as the selling stockholder may determine from time to time. In connection with distributions of the shares or otherwise, the selling stockholders may

     o Enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

     o sell the shares short and redeliver the shares to close out such short positions;

     o enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

     o pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

     In addition to the foregoing methods, the selling stockholders may offer their share from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods.

     Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. A selling stockholder may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

     The shares may also be sold pursuant to Rule 144 under the securities act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares during any three-month period not exceeding certain limitations. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of their shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling stockholders if they do not exercise or convert the common stock equivalents that they own. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the securities act or the exchange act, or the rules and regulations under those acts. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the securities act.

     The selling stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. To our knowledge, none of the selling stockholders have entered into any agreement with a prospective underwriter and there can be no assurance that any such agreement will be entered into. If the selling stockholders enter into such an agreement or agreements, then we will set forth, in a post-effective amendment to this prospectus, the following information:

     o    the number of shares being offered;

     o the terms of the offering, including the name of any selling stockholder, underwriter, broker, dealer or agent;

     o    the purchase price paid by any underwriter;

     o    any discount, commission and other underwriter compensation;

     o any discount, commission or concession allowed or reallowed or paid to any dealer;

     o    the proposed selling price to the public; and

     o    other facts material to the transaction.

     We will also file such agreement or agreements. In addition, if we are notified by the selling stockholders that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the exchange act and the rules and regulations under the exchange act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the same securities for a specified period of time prior to the commencement of the distribution, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

     We have agreed to pay all costs and expenses incurred in connection with the registration of the shares offered by this prospectus, except that the selling stockholder will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the shares and the fees of the selling stockholder's counsel.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus forms a part continuously effective until the earlier of the date that the shares covered by this prospectus may be sold pursuant to Rule 144 of the securities act and the date that all of the shares registered for sale under this prospectus have been sold.

     We have agreed to indemnify the selling stockholders, or their respective transferees or assignees, against certain liabilities, including liabilities under the securities act, or to contribute to payments that the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of those liabilities.

                                LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

     Our executive officers, directors and other significant employees and their ages and positions are as follows:

NAME OF INDIVIDUAL     AGE      POSITION WITH EGC AND SUBSIDIARIES
------------------     ---      ----------------------------------

John Bentley           64       Chairman and Chief Executive Officer
Lee J. Cole            42       Director
Linden Boyne           60       Chief Financial Officer, Director and Secretary
Daniel Kane            55       Senior Vice-President Gaming
Matt Webb              31       Vice-President of Product Development

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors or regarding their position with the Company.

     JOHN BENTLEY, CHAIRMAN, CHIEF EXECUTIVE OFFICER AND DIRECTOR - Mr. Bentley has been a director of EGC (UK) since 1999 and managed the business initially as Chairman and Chief Executive Officer. He is an experienced entrepreneurial Chairman and CEO of successful start-ups and growth companies for over thirty years, which have included a number of publicly listed companies in the media, communications, and entertainment fields, ranging from twenty employees up to 10,000. These included the UK's largest video rental distributor. He is a joint creator of the EGC game concept.

     LEE J. COLE, DIRECTOR - Mr. Cole has been a director of EGC since 2001. Mr. Cole has been a director of DBP Holdings Ltd. ("DBP"), our largest stockholder, since 1999. DBP currently has investments in fourteen European software and related service companies. From 1995 to 1999, Mr. Cole served as the Managing Director of TEC Capital Group, a venture capital firm.

     LINDEN J. H. BOYNE, CHIEF FINANCIAL OFFICER, SECRETARY AND DIRECTOR - Mr. Boyne is a Director of the Company and is its Chief Financial Officer and Secretary. Since 1991 he has acted as a consultant to a number of retail businesses advising on general operations. He was previously a director of NSS Newsagents Plc with responsibility for several thousand branches.

SIGNIFICANT EMPLOYEES:

     DANIEL KANE - Mr. Kane is Senior Vice President of Gaming. He has over 30 years experience with U.S. state and European lotteries, particularly in the introduction of new technology and game formats. He managed the introduction of scratch cards for the UK's national lottery operator Camelot. Following the exclusive agreement with Scientific Games International to market EGC lottery product worldwide, Mr. Kane will manage the SGI account as well as be responsible for EGC's sales to casinos.

     MATT WEBB - Mr. Webb is Vice President of Product Development. He is an international business technology developer and business modeller specializing in the lotteries sector. He has led development projects in the UK, Indian and Nigeria working with international partners including the UK's Camelot Group, PLC. He is in charge of EGC's technology relationships including the manufacture of hardware and software.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of common stock, as of May 5, 2004 by (i) each person whom we know to beneficially own 5% or more of the common stock, (ii) each of our directors,
(iii) each person listed on the Summary Compensation Table set forth under "Executive Compensation" and (iv) all of our directors and executive officers. The number of shares of common stock beneficially owned by each stockholder is determined in accordance with the rules of the Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder exercises sole or shared voting or investment power. The percentage ownership of the common stock, however, is based on the assumption, expressly required by the rules of the Commission, that only the person or entity whose ownership is being reported has converted or exercised common stock equivalents into shares of common stock; that is, shares underlying common stock equivalents are not included in calculations in the table below for any other purpose, including for the purpose of calculating the number of shares outstanding generally.

                                             PERCENTAGE OF     PERCENTAGE OF
                              NUMBER OF       CLASS OWNED       CLASS OWNED
NAME                        SHARES OWNED    BEFORE OFFERING   AFTER OFFERING (1)
----                        ------------    ---------------   ------------------

John Bentley(2)             2,050,001           9.75%              7.53%
Lee J. Cole (3)                   Nil             Nil                Nil
Linden Boyne (4)              307,500 (5)       1.46%              1.13%
J. Seward (6)               1,537,500           7.31%              5.64%
H. McNally (7)              1,947,791           9.26%              7.15%

All officers and
directors as a group
(3 persons)                 2,357,501          11.21%              8.66%

---------------
(1) Assumes that all 6,202,387 warrants offered by the selling stockholders are exercised.
(2)  Gipps Farmhouse, Spithurst Lane, Barcombe, Lewes, UK
(3)  32 Haymarket, Piccadilly, London, SW1Y 4TP, UK
(4)  Aberfoyle, 33 Green Lane, Blackwater, Camberley, Surrey, UK
(5)  Options awarded in the 2002 management share options scheme.
(6) c/o Abbey National Offshore, P. O. Box 545, 41 The Parade, St. Helier, Jersey, U.K.
(7)  Fountain House, Park Street, London, U.K.

                            DESCRIPTION OF SECURITIES

DESCRIPTION OF COMMON STOCK

     NUMBER OF AUTHORIZED AND OUTSTANDING SHARES. Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $.001 par value per share, of which 21,035,118 shares were outstanding on April 15, 2004. All of the outstanding shares of common stock are fully paid and non-assessable.

     VOTING RIGHTS. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of common stock outstanding will be able to elect all of our directors and to approve or disapprove any other matter submitted to a vote of all stockholders.

     OTHER. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

     TRANSFER AGENT. Shares of common stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the common stock certificate, properly endorsed. No transfer shall be registered unless we are satisfied that such transfer will not result in a violation of any applicable federal or state securities laws. The transfer agent for our common stock is Liberty Transfer Company, 274B New York Avenue, Huntington, New York 11743.

DESCRIPTION OF PREFERRED STOCK

     Our Certificate of Incorporation does not authorize the issuance of preferred stock.

WARRANTS

     As of May 5, 2004, there were outstanding warrants to purchase an aggregate of 4,098,875 shares of our common stock, exercisable at $1.00 per share.

STOCK OPTIONS

     As of May 5, 2004, there were outstanding options to purchase 2,103,512 shares of our common stock, exercisable at $0.50 per share. These options are held by Scientific Games International, Inc., a strategic business partners of the Company's, and are exercisable up to May 20, 2004.

     The Company instituted a stock option plan for officers, key employees, consultants and advisors. The 2002 Equity Compensation Plan provided for options equivalent up to 10% of the then issued share capital of the company to be offered to such individuals by the Board. 676,500 of a total possible of 1,230,000 options have been distributed. No further stock option plans have been instituted.

TRANSFER AGENT

     Our transfer agent is Liberty Transfer Company, Inc., 274B New York Avenue, Huntington, New York 11743.

                                     EXPERTS

     Our auditors are Robison, Hill and Co., certified public accountants. Our consolidated financial statements as at and for the year ended December 31, 2003 have been included in this prospectus and in the registration statement in reliance upon the report of Robison, Hill and Co., and upon their authority, as experts in accounting and auditing.

     L. Stephen Albright, attorney at law, has passed upon the validity of the securities being offered hereby.

     Neither Robison, Hill and Co. nor Mr. Albright were hired on a contingent basis, nor will either receive a direct or indirect interest in the business of issuer. Further, neither was or will be a promoter, underwriter, voting trustee, director, officer, or employee of the issuer.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Certificate of Incorporation and its By-Laws contain provisions for indemnification of officers, directors, employees and agents of the Company. Our By-Laws require us to indemnify such persons to the full extent permitted by the Nevada General Corporation Law (Nev. Rev. Stat. Ann. sec.78.751

(1995)). Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to the best interests of the Company.

     Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement. Our By-Laws also provide that the Board of Directors may cause us to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person. We may seek to obtain directors' and officers' liability insurance upon completion of this registration. However, we have not determined whether to obtain such insurance.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such court.

                             DESCRIPTION OF BUSINESS

     We are an emerging technology company. Our primary business focus is the development and sale of gaming products to the sales promotion and lottery industries. We have a single product platform, the electronic game card, under development.

PRODUCTS

         The EGC Gamecard was developed by us over the last two years. We invested significant time and capital into its development to produce an end product that met the size and technical specifications required for its end users while at the same time maintaining a reasonable price point.

     The standard EGC Gamecard is the size and shape of a credit card, incorporating a proprietary PCB design, a long life battery, LCD screen, a microprocessor and random number generator in a thin (approximately 3 mm) rigid sandwich construction encased in plastic. On one side there is a security tag to activate the device, and on the play area touch sensitive buttons are used to start and to play each game by putting the numbers or icons on the display in motion. LCD designs may incorporate alphanumerics or icons to allow for games to carry brands logos and symbols or various game formats, and game units may also incorporate a counter display allowing for accumulator or incentive points to be awarded. An EGC Gamecard can also contain sound, for example to play a jingle or give a win alert. A win may be determined by a number of means; for example by matching the LCD display to printed numbers or symbols on the card itself, or shown elsewhere, such as in a newspaper, television commercial, in-store, or via some other venue or medium. The game may also be set to play over given time periods so extending its play value.

     The EGC Gamecard is flexible enough to allow for any number of plays according to the promoters requirements. The EGC Gamecard may be produced to a generic design or application as directed by the Company. Alternatively, it may be customized to various designs and applications chosen by our customers. Security features to identify multiple prize levels in a single game are incorporated in the software. Additional security, such as that currently used in the production and identification of individual scratch cards, can be printed or otherwise ineradicably inscribed on the reverse of each game unit, as can the rules of play or other identifying mediums such as bar codes.

     Our corporate executive team has many years of commercial operating experience.

SUPPLIERS

     Our principal suppliers are the manufacturers of the EGC Gamecard with whom we have contractual agreements designed to ensure quality control, security, competitive pricing and on time delivery. These include packaging arrangements. Our largest supplier is Tak Shun Technology Group ("Tak Shun") based in Hong Kong which is the manufacturer of our EGC Gamecard,. Tak Shun has the capacity to produce 500,000 EGC Gamecards per day. Our other suppliers are software specialists, independent quality control advisors, game designers, and artwork designers.

INDUSTRY

     Our EGC Gamecard is a unique product that we believe will generate demand across several different industries. Initially, we have narrowed our sales and development focus on the following industries:

LOTTERIES/SALES PROMOTIONS

     Both the lottery and sales promotion industries currently make use of scratch cards, otherwise known as "instants". The "instant" market currently attracts approximately one fifth (twenty two percent (22%)) or $30 billion of total worldwide lottery gaming revenue of $140 billion, according to the Casino and Gaming Market Research Handbook. The "sales promotional items" market overall is in the region of $100 billion worldwide. Of this, "sales competition items" are five percent (5%) and that of "electronic items" are also estimated at five percent (5%). In the lottery market, a purchase is made (i.e. a lottery ticket), whereas a normal sales promotion consists of a "free" inducement to obtain a free prize of a product or service of the promoter.

     The lottery and sales promotion industries have progressed by means of technology changes whether by demand or invention. Two major principal changes included (1) the advent of security printing techniques for scratch cards some 35 years ago, allowing the excitement of an "instant" win for the player, and
(2) the increasing installation of high security online terminal networks for lottery sales over the last twenty years allowing for massively increased individual prize wins.

LOTTERY MARKET

     There are approximately 220 lotteries in the world, either state owned and operated as in the United States of America, or state licensed as for example in the United Kingdom and in France. Total lottery sales in the United States increased by six percent (6%) from 2002 to 2003. Of this increase, seventy six percent (76%) was accounted for by "instant" sales against online sales. Of "instants" (i.e. scratch cards), the upscale category with $10 plus price points led with a sixty one percent (61%) increase, followed by $7 tickets with a twenty two percent (22%) increase, demonstrating their demand over $2 tickets at five percent (5%). In the United States especially, state authorities depend, to a substantial degree, on lottery revenues from all sources including the sale of "instant" scratch cards to support local essential services such as education and health.

     Seventy eight percent (78%) of total lottery sales in the North American and European markets are obtained through networked online terminals at specially equipped retail outlets at a cost of several thousand dollars per installation. These installations continue to increase slowly although a maximum saturation point of economic return is getting closer. However, in many countries ticket sales are still made by way of scratch cards which are only sold through various types of retail outlets. This process works because security is assured by the sophisticated printing techniques used to identify winning tickets. The "instant" market where the excitement of a potential win can be identified immediately after purchase, is the main compelling feature of scratch cards.

     The industry trend over the past few years in the United States has moved continuously towards creating the means to obtain a higher price point for tickets which in effect is made possible only by giving extended play opportunity to the consumer. However there is a point at which the number of scratch off panels on a sheet of scratch cards becomes overwhelming and unamusing to the consumer. Further, there are few scratch cards which carry more than ten scratch off panels or are priced at over $10 per card. Changes in the gaming laws, such as permitting an increase in the selling price of tickets, are providing for greater acceptance and use of lotteries by governments and the public. Consequently, these changes provide a suitable industry entry point for our EGC Gamecards. We view this as an opportunistic opening for sales of our EGC Gamecards and their ability to play an unlimited amount of game plays at a price point already proven to be acceptable by consumers and regulators.

     Although lotteries outside the United States have not yet moved to similarly high price points, it is likely that in time they will be legally permitted to follow the examples found in the United States. Recently the United Kingdom's sole national lottery operator, Camelot, moving its price point from $4.50 to $7.50 for scratch cards. Since their introduction in 1995, Camelot has, on average, produced 11 different scratch card editions a year. Upswings in sales coincide with new game formats demonstrating a market that is responsive to novel variations of design, which variation requirements can be satisfied by the adaptability of the EGC Gamecard.

SALES PROMOTIONS

     The overall global sales promotion market consist of various types and are growing and discerning markets totaling approximately $500 billion worldwide. Up until about ten years ago the common model was to run promotions in house through a large corporation's marketing department. These departments devised promotions, direct marketing programs and promotional materials direct from manufacturers, or from other distributors, and used special consultants on a project by project basis. Recently most of the larger brands have moved to a more traditional marketing services business model such as a full service agency offering strategy, design and creative work, implementation, fulfillment and management.

     The emergence of agencies owned by international advertising groups, which include planning and creative departments, reflects the increasing sophistication of technology driven innovation, which is coupled with the ability to deliver projects in shorter lead times. A majority of marketing firms now take responsibility for guiding a product from concept to final sales. Even so, the roles of the manufacturer, sales agent, distributor, sales promotion agency and marketing department can often be found performing a cross section of these functions.

     For definition purposes, "sales promotions" are typically found at outlets such as gas stations or in direct mail shots where entry to competitions, free gifts or loyalty points are given against purchases. In some cases, and in some countries , prizes such as cars, travel packages or household goods may be awarded. Similar schemes are widely used in supermarkets and in the sale of beverages. Gas, food, alcohol and tobacco products are the dominant markets for sales promotions worldwide. However, financial services, including banks and credit card companies, are also in the business of attracting customer by similar means. Million dollar prizes are frequently given away in a single scratch card promotion, either across the board or as single individual prizes. Newspapers and magazines offer prize competitions and free promotional items such as music CD's to attract purchasers.

     The promotional games contests and sweepstakes market in the United States rose by ten percent (10%) in 2001 according to Promo Magazine USA. In the United Kingdom the market for sales promotions in general has been growing at the rate of twenty percent (20%) annually for the past ten years, according to Mintel. This is set against an above the line decline in advertising spending. Recessionary economic times may also favor sweepstakes and comparable products since they are "a fixed cost tactic that reduces budget risk, yet still provides promotion excitement and merchandising thematics" [quote from Carlson Draddy Associates, a United States. advertising agency].


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


     Revenues of promotional agencies in the United States were $100 billion in 2001 with a further $100 billion expended direct by marketers. The size of the United Kingdom sales promotion market is $25.0 billion, according to Mintel. European figures are unknown but can be considered to be around $100 billion on an extrapolation of United Kingdom figures. Worldwide promotional sales of all types are estimated to exceed $500 billion. Of this, $100 billion is devoted to "sales promotions items" of which "electronic items" form five percent (5%) and "competition items" form five percent (5%).

     Other potential users of sales promotion items and "free" prizes and competitions are:

     o Newspaper competitions to increase market share and boost advertising revenue

     o Sports for loyalty and membership use (e.g. football, baseball, racing, Formula 1)

     o    Financial services for loyalty and registration promotions

     o    Food and restaurants chains to attract frequent users

     o Corporate presentation as gifts for brand promotion by corporations to customers or staff

     o    Casinos  for  souvenir  gift,   promotional  and  "free  competitions"
          purposes

INCREMENTAL MARKETS

     In addition to our main target markets described above, we are also pursuing other markets that we believe fit the profile for the EGC Gamecard. Although we have discussed these potential markets in this section, we have not included these markets in our financial projections. A summary of some of the incremental markets we are actively following are as follows:

CASINOS

     Lottery laws and those laws which govern the operation of gaming machines in casinos do not permit the purchase of our EGC Gamecard as a hand held pocket gaming machine to the public. EGC Gamecards can only be given away as free promotion devices. As such, we have recently completed a successful promotion starting with the Las Vegas Hilton, part of the Park Place group (recently renamed Caesars), who own many casino venues worldwide. Despite the proliferation of casinos worldwide, there are only a handful of major groups based in the United States who control the majority of worldwide casino spend. We intend to sell direct to these groups.

     In time, the retail sale of our EGC GameCard to the public in casinos may be permitted, but will require extensive application to the various authorities whose regulations and laws may vary from state to state and country to country. Slot machines now account for eighty percent (80%) of casino sales according to Harrah's report of March 30, 2002. There may, however, be an untapped market for our EGC Gamecard to Indian Reservations in the United States. which have separate regulations.

CHARITY AND SPORTS LOTTERIES

     There are many thousands of charity lotteries worldwide. A breakdown of their sales is not available, but it is an area that offers a market opportunity for new product such as our EGC Gamecards. In the United Kingdom, charities suffered a thirty five (35%) fall in revenues on the advent of the United Kingdom national lottery which effectively monopolizes lottery sales with uncreative product.

     The charity area includes sports lotteries where money is raised by selling tickets at parties to finance sport of every description, but where permitted price points are most likely to be uneconomic for the time being. We believe this market presents future opportunities as changes in the law become more favorable.

AIRLINES

     The international airline industry is a potential gaming and sales promotion market with few legal restrictions once a carrier flies into international air space. International flights in the developed world are forecast at 0.5 billion by 2005, and domestic flights a further 1.3 billion, according to IATA post September 11, 2001 estimates. Although currently not permitted in the United States, an increasing number of airlines in Europe are beginning to sell scratch cards to passengers. Premiair, a European chartered airline, has sales of scratch cards averaging $3 per passenger per flight. A one half percent (0.5%) share of global annual passenger bookings would equate to sales of 9 million EGC cards.

CRUISE LINES

     Casino gambling and cruise line ship competitions are major revenue earners for all cruise lines. We believe our EGC Gamecard is a natural fit for this market. This is an area that is in the mainly out of the jurisdiction of local authority or state controls and where a purchase can be made by the public.

SALES & MARKETING STRATEGY

     We intend to sell our products through an internal sales team as well as through licensing agreements with certain third parties. Our internal sales team consists of two individuals, and we are planning to add to our sales staff upon completion of this offering. We currently have sales offices in London, and have recently opened an office in New York. We intend to open in office in Tokyo in the first half of 2004. Our sales team has relevant experience in their appropriate markets. We also intend to utilize a customer relationship management system to allow our staff to share information directly with sales agents.

     In addition to our current and planned sales team, we are also working closely with strategic partners to distribute our products. We typically enter into exclusive contracts with our strategic partners for a specific market and geography. Each contract includes performance measures that must be achieved to maintain exclusivity. Our current third party partners include Scientific Games, Inc. and Clegg Industries.

     SCIENTIFIC GAMES. Scientific Games is the world's largest supplier of instant tickets and scratch cards to lotteries, supplying over seventy percent (70%) of the world market. In May 2003 we signed a five year exclusive distributorship with Scientific Games for the marketing and distribution of our EGC Gamecard to the United States lottery market. We believe the contract with Scientific Games is a compelling testament to the interest level in our EGC Gamecard, and will increase visibility and credibility in our products throughout all of our markets. The resources of Scientific Games International as our sole lottery distributor are very substantial and will ensure that our EGC Gamecard product is shown at all major lottery conventions and trade shows around the world. The first of these at NASPL in New Orleans in September 2003 has resulted in substantial interest from a dozen or more major United States lotteries. A focus group activity by a state lottery in the United States on our EGC Gamecard product has shown interest at all levels and the Iowa state lottery is to be the first to start an EGC Gamecard trial promotion with sales to the public due in 2004.

     The exclusivity of our contract with Scientific Games is contingent upon Scientific Games achieving pre-determined sales and volume levels for our EGC Gamecard in the United States lottery market. These targets were set upon contract date and are evaluated annually. If the sales targets are not achieved, Scientific Games has the option to pay a fee to maintain its exclusivity or let the exclusivity expire.

     CLEGG INDUSTRIES. In August 2003, we signed an exclusive agreement with Clegg Industries Inc. and its associate Americhip Inc. as our distributor for EGC Gamecard products for use in direct mail marketing. Clegg Industries is a United States based promotional items distributor with annual sales of over $70 million and extensive experience in direct mail marketing. A further sales promotion distribution arrangement has recently been put in place in Australia with a newly formed company, EGC Australia Pty. The continuation of the exclusivity of these distribution alliances are dependent on the achievement of agreed performance figures on an annual basis and the demonstrable commitment of the distributor's use of existing sales base and contacts to promote the sale of EGC game card products.

COMPETITION

     While we believe there to be no existing direct competitor offering an electronic game card product, our competition includes other "instant" prize reward products, such as paper scratch cards. Scratch card sales are a fully developed market and we will be competing to obtain market share from scratch cards. We believe, though, that our product is a unique offering and does not compare directly in price or usage and is most likely to be seen as a complementary rather than a competitive product. In the lottery industry our product is positioned as a novel and unique higher price point ticket item with a better perceived entertainment and game play value than can be obtained from a multiple scratch card. Scientific Games with whom we have recently completed an exclusive worldwide five year agreement, are the largest supplier of scratch cards and instant tickets to the United States and international lottery industry, and are on public record in stating they have expectations of our EGC Gamecard product as an exciting means to expand sales overall and to attract new lottery business (Scientific Games press release dated October 29, 2003).

     In the sales promotion industry, we will compete at a level with items such as giveaway compact disks or similar promotional products. Our EGC Gamecard provides a novel choice for sales promotions agencies to offer to their clients. Neither they nor scratch card security printers are likely to have the volume manufacturing capabilities or resource of technology skills to enter the same field with an electronic device such as our EGC card on a competitive basis.

     Manufacturers who are able to make similar electronic devices will find obstacles in imitating our EGC Gamecard from both the protection of its intellectual property components and the effectiveness of its design. We also hold an exclusive contract with our manufacturing partners, and others may not have the capability for low cost and reliable volume production. Additionally insurers to this marketplace are few and will only warrant prize wins against tried and tested products to which they are party. Exclusive long term distribution agreements with major suppliers to the industry may also limit entry to this market from potential competitors.

     Competition may come over a period of three years or so from other technology advances such as that from cell phones or wireless Internet appliances. These, although mooted regularly, are still awaiting efficient widespread broadband networks, and security issues such as proof of use or payment that are vital issues for the lottery industry. Internet gaming or lottery sales by these means are currently prohibited in the United States and will continue to be so for some time, but this prohibition does not preclude sales promotions where no purchase or entry fee is necessary. Games do exist now on cell phones currently using SMS messaging, but they are unreliable, give few rewards and are mainly used by youngsters tolerant of time consuming text messaging.

BARRIERS TO ENTRY AND RISK

     The lottery industry is a mature and relatively closed industry with a handful of major suppliers, nevertheless requiring new products over time to retain interest and sales. Our EGC Gamecard has received a good reception as the first item for many years to appear alongside the dated existing products in this market. Nevertheless, the public reception and reaction to our EGC Gamecard has not yet been fully tested in the reality of the consumer marketplace.

     Although generally aware of current gaming laws, we have not investigated the specific laws of each nation or state which ultimately is the responsibility and liability of the promoters themselves. In the case of lotteries, our sole role is a supplier of hardware (and in some cases software) capable of delivering the promoter's specialized requirements for which the promoter is primarily responsible.

     We are reasonably confident from enquiries within industry sources that the sale of our EGC Gamecards to licensed gaming entities, such as lotteries, will for the most part fall into the same category and regulations as scratch cards which they resemble in law. The lawful requirements for "non purchase" sales promotions are less stringent, but these too are the responsibility of the promoter. Our product is familiar to a public acquainted with slot machines or scratch cards to which our EGC Gamecard bears resemblance.

INTELLECTUAL PROPERTY

     We have intellectual property in the form of patent applications and copyright on which it has been advised by our attorneys there is no prior art. We regard substantial elements of our product offering as proprietary and believe that we are protected by intellectual property rights including patent applications, trademark and trade secret laws, copyright, and contractual restrictions on their use by licensees and others. Although from time to time we may apply for registration of our trademarks, service marks, and copyrights with the appropriate United Kingdom and European agencies, we do not rely solely on such registrations for the protection of these intellectual property rights. We also enter into confidentiality agreements with our consultants, manufacturers and distributors, and with third parties in connection with our business operations and services offerings. These agreements generally seek to control access to, and distribution of, our technology, documentation, and other confidential information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use or disclose to others our confidential information without authorization or to develop similar technology independently.

     Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or trademarks or to determine the validity and scope of the intellectual property rights of others. Furthermore, our business activities may infringe upon the proprietary rights of others and other parties may assert infringement claims against us, including claims that arise from directly or indirectly providing hyper-text links to Web sites operated by third parties. Moreover, from time to time, we may be subject to claims of alleged infringement by us or our subscribers of the trademarks, service marks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, might subject us to significant liability for damages, might result in invalidation of our intellectual property rights and, even if not meritorious, could result in substantial costs and diversion of resources and management attention and have a material adverse effect on our business, results of operations and financial condition.

LEGAL ENVIRONMENT AND INSURANCE

     Outsourced legal advisors in the United States and Europe advise us in our manufacturing and agency agreements. Specialists in gaming laws also advise us on the legality of the use of electronic games cards. Our trademarks, logos, copyrights, patents, etc. that are currently not registered will be registered through suitable international attorneys.

     Insurance of prize promotions against prize redemption liability will be taken out and paid for by customers and their clients on their own behalf, either through our partner insurance agents or their own insurers. Manufacturers are liable for faulty product or failure to deliver on time. We have developed relationships with insurers to take out additional product liability, freight, errors and omissions, and directors' liability insurance, and where necessary to provide adequate protection at a cost which is compatible with the economic cost of its product.

EMPLOYEES

     We currently have seven full time employees. In addition to this staff, we employ the services of several specialist independent contractors for game design, software support, artwork and quality control. We consider our relations with our employees to be good. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. All employees have contracts of employment with Electronic Game Card Limited or Electronic Game Card, Inc.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read together with our audited financial statements and notes included elsewhere in this prospectus.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read together with our audited financial statements and notes included elsewhere in this prospectus.

REVENUE-RECOGNITION

     All products once supplied will be invoiced in arrears and will be immediately collectible.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements.

OVERVIEW

     We are a supplier of innovative gaming devices to the lottery and promotional industry worldwide. Our lead product is the EGC GameCard, a revolutionary credit card-sized pocket game combining interactive capability with "instant win" excitement. The EGC GameCard was designed by us to be rich in functionality, customizable, extremely portable, and relatively inexpensive. Each EGC GameCard includes a microprocessor, LCD, and long life power source, as well as state of the art security features protecting both the consumer and the promoter. Our EGC GameCard weighs in at just under one half an ounce and is only 3mm thick. We have identified two distinct markets for our GameCard product: the Lottery market and the Sales Promotion market.

     We are a development stage company, have had no revenue from operations, and have no operations from which revenue will be generated in the near future. For the fiscal year ended December 31, 2003, we incurred net losses of $540,790. See Consolidated Financial Statements.

     The Company expects to purchase some significant equipment and expects a small increase in the number of employees in the next 12 months.

COMPANY STATUS

     We have made solid progress in developing our business over the past twelve months. We have incurred losses during our development stage. Our management believes that we have the opportunity to become a leading supplier of gaming devices to the lottery and sales promotion industries. A key element of our business strategy is to continue to acquire, obtain licenses for, and develop new technologies and products that we believe offer unique market opportunities and/or complement our existing product lines.

     We are considered a development-stage company for accounting purposes because we have not generated any material revenues to date. Accordingly, we have no relevant operating history upon which an evaluation of our performance and future prospects can be made. We are prone to all of the risks to the establishment of any new business venture. You should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks and complications frequently encountered by similarly situated companies. To address these risks, we must, among other things:

     o satisfy our future capital requirements for the implementation of our business plan;

     o    commercialize our existing products;

     o complete development of products presently in our pipeline and obtain necessary regulatory approvals for use;

     o implement and successfully execute our business and marketing strategy to commercialize products;

     o    establish and maintain our client base;

     o    continue to develop new products and upgrade our existing products;

     o    respond to industry and competitive developments; and

     o    attract,  retain,  and motivate qualified  personnel.

     We may not be successful in addressing these risks. If we were unable to do so, our business prospects, financial condition and results of operations would be materially adversely affected. The likelihood of our success must be considered in light of the development cycles of new technologies and the competitive and regulatory environment in which we operate.

RESULTS OF OPERATIONS

For the fiscal year end December 31, 2003.

     There were $8,317 revenues from operations for the year ended December 31, 2003. We sustained a net loss of approximately $540,790 from continuing operations for the year ended December 31, 2003, which was due to expenses incurred by us for developing and marketing the game card. Since April, 2000, the Company is a development stage company and had not begun principal operations.

     The Company anticipates improved revenues during the next 12 months. Expenses will increase as sales and marketing efforts of the game card increase.

     In the opinion of management, with the exception of the ability to borrow money, inflation has not and will not have a material effect on the operations of the Company.

     Total assets have increased to $122,219 compared with $37,085 in the previous year.

LIQUIDITY AND CAPITAL RESOURCES

     The Company remains in the development stage and, since the reorganization between Scientific Energy, Inc.-UT and the Company, has experienced some changes in liquidity, capital resources and stockholder's equity. The Company's balance sheet as of December 31, 2003, and 2002, reflects a current asset value of $63,743 and $25,406, respectively, and a total asset value of $122,219 and $37,085, respectively. Previous to the reorganization the Company had no assets and was completely inactive.

     Between December 11, 2003, and February 20, 2004, we sold an aggregate total of 6,853,750 shares of common stock and issued warrants to purchase an aggregate of 4,098,875 shares of common stock and options to purchase 2,103,512 shares of common stock resulting in gross proceeds of approximately $5,150,631 once all warrants and options are exercised.

     We intend to raise additional capital from public or private placements to investors of our common stock and/or other series of preferred stock. However, there can be no assurance that we will be able to obtain capital from a placement of our common stock or whether the funds required by the Company will enable us to further develop our operations. Additionally, there is no guarantee that we will be able to raise capital on terms and conditions which are acceptable to us. The inability to raise additional capital may forestall our growth.

PLAN OF OPERATION

     Our management does not believe that we need any of the net proceeds from the exercise of the warrants and that without those proceeds, we will be able to continue as currently planned operations for the next twelve months.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued Statement No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be subject to annual impairment tests in accordance with Statement 142. Other intangible assets will continue to be amortized over their useful lives. The Company is still in the process of evaluating the impact of adopting this pronouncement on its consolidated financial statements, however, it does not believe that the adoption of this pronouncement will have a material impact on the consolidated financial statements.

     In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement is effective for fiscal years beginning after December 31, 2001. This supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," while retaining many of the requirements of such statement. We do not believe that this statement will have a material effect on our financial statements.

     In April 2002, the FASB, issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, 64, Amendment of FASB Statement No. 13, and Technical Corrections. In addition to amending and rescinding other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions, SFAS No. 145 precludes companies from recording gains and losses from the extinguishment of debt as an extraordinary item. SFAS No. 145 is effective for our first quarter in the fiscal year ending June 30, 2003. The Company does not expect the adoption of this pronouncement to have a material impact on our consolidated results of operations or financial position.

     In June 2002, the FASB issued SFAS No. 146, :Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of this pronouncement to have a material effect on the consolidated results of operations or financial position.

                             DESCRIPTION OF PROPERTY

     As of the date of this report we do not own any interest in real property. Our corporate headquarters are located at 712 Fifth Avenue, 19th Floor, New York, NY10019-4108. The Company holds a license for office space in New York and London from Sterling FCS, an aggregate space of approximately 2,000 square feet at a monthly fee of $12,000 a month.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the fiscal year ended December 31, 2003, there were no material transactions or relationships between the Company and its management.

                      MARKET FOR COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

     During the year ended December 31, 2003, our common stock was traded in the Over-The- Counter ("OTC") market and quoted on the Electronic Bulletin Board (the "Bulletin Board"). The trading volume of the common stock is limited. This limited trading volume creates the potential for significant changes in the trading price of the common stock as a result of a relatively minor changes in the supply and demand. It is likely that trading prices will fluctuate in the future without regard to our business activities.

     The following table presents the high and low bid quotations for the Common Stock as reported by the OTC Bulletin Board for each quarter during the year ended December 31, 2003. During the year, the Company actively conducted the development of its EGC GameCard. However, as of December 31, 2003 the Company had not actively commenced the commercial sale of the EGC GameCard. Such prices reflect inter-dealer quotations without adjustments for retail markup, markdown or commission, and do not necessarily represent actual transactions. There has been no solicitation of the sale or purchase of the Common Stock. The price for the common stock has approximately ranged in price as follows:

                                2001:              HIGH          LOW
     Period May 30, 2001 (Inception) to
     June 30, 2001                                 $6.38         $1.35
     Quarter Ended September 30, 2001              $5.25         $2.10
     Quarter Ended December 31, 2001               $2.75         $1.55

                                2002:              HIGH          LOW
     Quarter Ended March 31, 2002                  $1.75         $0.85
     Quarter Ended June 30, 2002                   $0.42         $0.02
     Quarter Ended September 30, 2002              $0.07         $0.03
     Quarter Ended December 31, 2002               $0.02         $0.01

                                2003:              HIGH          LOW
     Quarter Ended March 31, 2003                  $30.00        $1.0
     Quarter Ended June 30, 2003                   $10.00        $5.0
     Quarter Ended September 30, 2003              $10.00        $7.0
     Quarter Ended December, 31, 2003              $10.00        $1.9

     To date, the Company is not aware of any significant trading in its shares. Trading of the Company's shares may be subject to certain state and federal restrictions regarding non-national market securities and "Penny Stocks".

COMMON STOCK

     The Company's certificate of incorporation provides for the authorization of 100,000,000 shares of Common Stock, par value $0.001 per share. As of April 15, 2004, 21,035,118 shares of Common Stock were issued and outstanding, all of which are fully paid and non-assessable. As of August 15, 2004, we estimate that there were 720 shareholders of record of common stock.

     Each share of our Common Stock is entitled to one vote. Our stockholders have no pre-emptive rights.

PREFERRED STOCK

     As stated above, our Articles of Incorporation do not authorize the issuance of preferred stock.

DIVIDENDS

     We have never declared or paid cash dividends on our capital stock, and our board of directors does not intend to declare or pay any dividends on the common stock in the foreseeable future. Our earnings, if any, are expected to be retained for use in expanding our business. The declaration and payment in the future of any cash or stock dividends on the common stock will be at the discretion of the board of directors and will depend upon a variety of factors, including our ability to service our outstanding indebtedness and to pay our dividend obligations on securities ranking senior to the common stock, our future earnings, if any, capital requirements, financial condition and such other factors as our board of directors may consider to be relevant from time to time.

TRANSFER AGENT

     The transfer agent for our Common Stock is Liberty Transfer Co. located at 274 New York Avenue, Suite B Huntington, New York 11743. Their telephone number is 212 509-4000.

                             EXECUTIVE COMPENSATION

     The  following  table sets  forth  information  for the  fiscal  year ended
December 31, 2003 concerning the compensation paid and awarded to all individuals serving as (a) our chief executive officer, (b) each of our four other most highly compensated executive officers (other than our chief executive officer) at the end of our fiscal year ended December 31, 2003 whose total annual salary and bonus exceeded $100,000 for these periods, and (c) up to two additional individuals, if any, for whom disclosure would have been provided pursuant to (b) except that the individual(s) were not serving as our executive officers at the end of our fiscal year ended December 31, 2003:

SUMMARY COMPENSATION TABLE

                                                               RESTRICTED      SECURITIES
NAME &                                          OTHER ANNUAL        STOCK      UNDERLYING       LTIP      ALL OTHER
PRINCIPAL                   SALARY    BONUS     COMPENSATION       AWARDS    OPTIONS/SARS    PAYOUTS   COMPENSATION
POSITION         YEAR          ($)      ($)              ($)          (#)             ($)        ($)            ($)
-------------------------------------------------------------------------------------------------------------------

John Bentley     2003      200,000(1)    0                0            0               0          0              0

Lee Cole         2003            0       0                0            0               0          0              0

Linden Boyne     2003            0       0                0            0         307,500(2)       0              0

     All Directors were appointed on November 19, 2003.

     With the exception of the CEO, John Bentley, the remaining directors are not compensated in their role as directors as such, but receive a per diem of $1,000 per meeting attended, plus any incurred travel and lodging expenses.

     (1)  John Bentley's salary is $200,000 per annum.
     (2) Options for 307,500 shares granted under the 2002 Equity Compensation Plan.

                   CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.

                              FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                            PAGE

Independent Auditor's Report...............................................F - 1

Consolidated Balance Sheets
  December 31, 2003 and 2002...............................................F - 2

Consolidated Statements of Operations for the
  Years Ended December 31, 2003 and December 31, 2002
  and the Cumulative Period April 6, 2000 (Inception)
  to December 31, 2003.....................................................F - 4

Statement of Stockholders' Equity for the
  Period From April 6, 2000 (Inception) to December 31, 2003...............F - 5

Consolidated Statements of Cash Flows for the
  Years Ended December 31, 2003 and December 31, 2002
  and the Cumulative Period April 6, 2000 (Inception)
  to December 31, 2003.....................................................F - 6

Notes to Consolidated Financial Statements.................................F - 8

                          INDEPENDENT AUDITOR'S REPORT


Electronic Game Card, Inc.
(Formerly Scientific Energy, Inc.)
(A Development Stage Company)

         We have audited the accompanying consolidated balance sheets of Electronic Game Card, Inc. (formerly Scientific Energy, Inc.) (a development stage company) as of December 31, 2003 and 2002, and the related statements of operations and cash flows for the years ended December 31, 2003 and 2002 and the cumulative period April 6, 2000 (inception) to December 31, 2003, and the statement of stockholders' equity for the period April 6, 2000 (Inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Game Card, Inc. (formerly Scientific Energy, Inc.) (a development stage company) as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 and the cumulative period April 6, 2000 (inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            Respectfully Submitted,

                                            /s/ Robison, Hill & Co.
                                            -----------------------------------
                                            Certified Public Accountants

Salt Lake City, Utah
April 8, 2004

                           ELECTRONIC GAME CARD, INC.
                       (FORMERLY SCIENTIFIC ENERGY, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS




                                                             December 31,
                                                         2003            2002
                                                      ---------       ---------

ASSETS:

CURRENT ASSETS:
     Cash & Cash Equivalents ...................      $   6,732       $  13,909
     Prepaid Expense ...........................          6,873            --
     Value Added Tax Receivable ................          7,868          11,497
     Note Receivable ...........................         42,270            --
                                                      ---------       ---------
          Total Current Assets .................         63,743          25,406
                                                      ---------       ---------

PROPERTY AND EQUIPMENT:
     Plant and Machinery Equipment .............          6,015           6,015
     Office Equipment ..........................          8,598           7,009
     Less: Accumulated Depreciation ............         (6,177)         (1,345)
                                                      ---------       ---------
          Net Fixed Assets .....................          8,436          11,679
                                                      ---------       ---------

Net Assets of Discontinued Operations ..........         50,040            --
                                                      ---------       ---------

TOTAL ASSETS ...................................      $ 122,219       $  37,085
                                                      =========       =========

                           ELECTRONIC GAME CARD, INC.
                       (FORMERLY SCIENTIFIC ENERGY, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS
                                   (CONTINUED)


                                                            December 31,
                                                         2003           2002
                                                     -----------    -----------

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)

CURRENT LIABILITIES:
     Accounts Payable ............................   $   297,357    $   153,543
     Accrued Payroll Liabilities .................       101,388         15,400
                                                     -----------    -----------
          Total Current Liabilities ..............       398,745        168,943
                                                     -----------    -----------

NON-CURRENT LIABILITIES:
     Long Term Note Payable ......................       912,205        285,314
                                                     -----------    -----------
          Total Non-Current Liabilities ..........       912,205        285,314
                                                     -----------    -----------

Net Liabilities of Discontinued Operations .......         6,785           --
                                                     -----------    -----------

     TOTAL LIABILITIES ...........................     1,317,735        454,257
                                                     -----------    -----------

STOCKHOLDERS' EQUITY
     Common Stock, Par Value $.001,
     Authorized 100,000,000 shares
     Issued 13,823,062 and 12,696,595 shares at
     December 31, 2003 and 2002 ..................        13,823         12,697
Paid-In Capital ..................................          --             --
Currency Translation Adjustment ..................      (118,441)       (25,927)
Retained Deficit .................................      (157,495)       (12,539)
Deficit Accumulated During the Development Stage .      (933,403)      (391,403)
                                                     -----------    -----------

     TOTAL STOCKHOLDERS' EQUITY ..................    (1,195,516)      (417,172)
                                                     -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .......   $   122,219    $    37,085
                                                     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                           ELECTRONIC GAME CARD, INC.
                       (FORMERLY SCIENTIFIC ENERGY, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    Cumulative
                                                                       Since
                                                                   April 6, 2000
                                       For the Years Ended         Inception of
                                           December 31,             Development
                                       2003            2002            Stage
                                   ------------    ------------    ------------

Revenue: .......................   $      8,317    $       --      $      8,317
Cost of Good Sold ..............         13,452            --            13,452
                                   ------------    ------------    ------------
Gross Loss .....................         (5,135)           --            (5,135)
                                   ------------    ------------    ------------

Expenses:
Selling and Marketing Expense ..         30,514          43,839          74,353
General & Administrative .......        178,612          97,191         275,803
Consulting Expenses ............        178,456         216,872         395,328
Salaries and Wages .............        145,451          32,582         178,033
                                   ------------    ------------    ------------
     Total Operating Expenses ..        533,033         390,484         923,517

     Loss from Operations ......       (538,168)       (390,484)       (928,652)
                                   ------------    ------------    ------------

Other Income (Expense)
Interest, Net ..................         (2,167)           (919)         (3,086)
                                   ------------    ------------    ------------

     Net Loss from Operations
       before Taxes ............       (540,335)       (391,403)       (931,738)

Income Taxes ...................           (455)           --              (455)
                                   ------------    ------------    ------------

     Net Loss from Operations ..       (540,790)       (391,403)       (932,193)

Discontinued Operations:
     Net Loss from Operations of
        Scientific Energy, Inc.
        to be Disposed, Net of
        Tax Effects of $0 ......         (1,210)           --            (1,210)
                                   ------------    ------------    ------------
     Net Loss ..................   $   (542,000)   $    391,403    $   (933,403)
                                   ------------    ------------    ------------

Basic & Diluted Loss Per Share:
     Continuing Operations .....   $      (0.04)   $      (0.08)
     Discontinued Operations ...           --              --
                                   ------------    ------------
                                   $      (0.04)   $      (0.08)
                                   ============    ============

Weighted Average Shares ........     12,777,700       5,256,390
                                   ============    ============

   The accompanying notes are an integral part of these financial statements.

                                                ELECTRONIC GAME CARD, INC.
                                            (FORMERLY SCIENTIFIC ENERGY, INC.)
                                              (A DEVELOPMENT STAGE COMPANY)
                                            STATEMENT OF STOCKHOLDERS' EQUITY
                              FOR THE PERIOD APRIL 6, 2000 (INCEPTION) TO DECEMBER 31, 2003

                                                                                                          Deficit
                                                                                                         Accumulated
                                                                                                            Since
                                                                                                        April 6, 2000     Total
                                                                                                         Inception of  Stockholders'
                                          Common Stock          Paid-In     Currency       Retained      Development      Equity
                                      Shares      Par Value     Capital    Translation      Deficit         Stage        (Deficit)
                                    ----------   -----------   ---------   -----------    -----------    -----------    -----------
August 2, 2002, Shares Issued
  for Services ..................   12,696,595   $    12,697   $    --     $      --      $   (12,539)   $      --      $       158

Currency Translation ............         --            --          --         (25,927)          --             --          (25,927)
Net Loss ........................         --            --          --            --             --         (391,403)      (391,403)
                                    ----------   -----------   ---------   -----------    -----------    -----------    -----------
Total Comprehensive Income ......         --            --          --         (25,927)          --         (391,403)      (417,330)
                                    ----------   -----------   ---------   -----------    -----------    -----------    -----------

Balance December 31, 2002 .......   12,696,595        12,697        --         (25,927)       (12,539)      (391,403)      (417,172)

December 5, 2003, Shares Issued
  in connection with Reverse
  Acquisition of Scientific
  Energy, Inc ...................    1,126,467         1,126        --            --         (144,956)          --         (143,830)

Currency Translation ............         --            --          --         (92,514)          --             --          (92,514)
Net Loss ........................         --            --          --            --             --         (542,000)      (542,000)
                                    ----------   -----------   ---------   -----------    -----------    -----------    -----------
Total Comprehensive Income ......         --            --          --         (92,514)          --         (542,000)      (634,514)
                                    ----------   -----------   ---------   -----------    -----------    -----------    -----------


Balance December 31, 2003 .......   13,823,062   $    13,823   $    --     $  (118,441)   $  (157,495)   $  (933,403)   $(1,195,516)
                                    ==========   ===========   =========   ===========    ===========    ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                           ELECTRONIC GAME CARD, INC.
                       (FORMERLY SCIENTIFIC ENERGY, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Cumulative
                                                                                  Since
                                                                              April 6, 2000
                                                       For the Years Ended     Inception of
                                                           December 31,        Development
                                                        2003         2002        Stage
                                                     ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss .........................................   $(542,000)   $(391,403)   $(933,403)


Adjustments to Reconcile Net Loss to Net
Cash Used in Operating Activities:
Depreciation .....................................       4,831        1,345        6,176
Stock Issued for Expenses ........................        --            159          159
Foreign Currency Translation .....................     (86,642)     (25,927)    (112,569)
Net Loss from Discontinued Operations ............       1,210         --          1,210

Change in operating assets and liabilities:
(Increase) Decrease in Prepaid Expenses ..........      (6,873)        --         (6,873)
(Increase) Decrease in Value Added Tax Receivable        3,629      (11,497)      (7,868)
Increase (Decrease) in Accounts Payable ..........      68,296      153,543      221,839
Increase (Decrease) in Accrued Payroll Liabilities      85,988       15,400      101,388
                                                     ---------    ---------    ---------
  Net Cash Used in continuing activities .........    (471,561)    (258,380)    (729,941)
  Net Cash Used in discontinued activities .......      (1,250)        --         (1,250)
                                                     ---------    ---------    ---------
  Net Cash Used in operating activities ..........    (472,811)    (258,380)    (731,191)
                                                     ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash Acquired in Merger ..........................       3,834         --          3,834
Purchase of Plant and Machinery Equipment ........        --         (6,015)      (6,015)
Purchase of Office Equipment .....................      (1,589)      (7,009)      (8,598)
                                                     ---------    ---------    ---------
Net cash provided by investing activities ........       2,245      (13,024)     (10,779)
                                                     ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Amount Loaned on Note Receivable .................     (42,270)        --        (42,270)
Payment on Long-Term Note Payable ................     (37,307)        --        (37,307)
Proceeds from Long-Term Note Payable .............     542,966      285,313      828,279
                                                     ---------    ---------    ---------
  Net Cash Provided by Financing Activities ......     463,389      285,313      748,702
                                                     ---------    ---------    ---------

Net (Decrease) Increase in Cash ..................      (7,177)      13,909        6,732
Cash at Beginning of Period ......................      13,909         --           --
                                                     ---------    ---------    ---------
Cash at End of Period ............................   $   6,732    $  13,909    $   6,732
                                                     =========    =========    =========

                           ELECTRONIC GAME CARD, INC.
                       (FORMERLY SCIENTIFIC ENERGY, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                      Cumulative
                                                                          since
                                                                        April 6,
                                                                           2000
                                             For the Years Ended    Inception of
                                                 December 31,        Development
                                             2003           2002           Stage
                                            ------         ------         ------

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
Cash paid during the year for:
  Interest ........................         $1,453         $   17         $1,470
  Income taxes ....................         $  455         $ --           $  455

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:


         On May 5, 2003, the Company acquired in a reverse acquisition of Electronic Game Card Marketing $1,735 in cash, accounts payable of $69,646 and a long-term note payable of $121,233, in exchange for all of the Company=s outstanding common stock.

         On December 5, 2003, the Company acquired in a reverse acquisition of Scientific Energy, Inc. $2,099 in cash, technology valued at $50,000, accounts payable of $5,595 and a note payable to a shareholder of $1,095.





   The accompanying notes are an integral part of these financial statements.

                           ELECTRONIC GAME CARD, INC.
                       (FORMERLY SCIENTIFIC ENERGY, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of accounting policies for Electronic Game, Inc. (formerly Scientific Energy, Inc.) (a development stage company) is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

NATURE OF OPERATIONS AND GOING CONCERN

         The accompanying financial statements have been prepared on the basis of accounting principles applicable to a "going concern," which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

         Several conditions and events cast doubt about the Company's ability to continue as a "going concern." The Company has incurred net losses of approximately $933,403 for the period from April 6, 2000 (inception) to December 31, 2003, and requires additional financing in order to finance its business activities on an ongoing basis. The Company is actively pursuing alternative financing and has had discussions with various third parties, although no firm commitments have been obtained. On December 11, 2003, the Company offered 6,833,750 shares of common stock at $1.00 per share in a private placement.

         The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress in developing its products, and market penetration and profitable operations from sale of its electronic game cards.

         These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a "going concern." While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

         If the Company were unable to continue as a "going concern," then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported expenses, and the balance sheet classifications used.

ORGANIZATION AND BASIS OF PRESENTATION

         The Company was incorporated under the laws of the United Kingdom on April 1, 2000, under the name of Electronic Game Card, Ltd. Until 2002, the Company remained dormant and had no operations. On May 5, 2003, the Company entered into an agreement whereby it acquired 100% of the outstanding stock of Electronic Game Card Marketing, a Delaware Company.

                           ELECTRONIC GAME CARD, INC.
                       (FORMERLY SCIENTIFIC ENERGY, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         On December 5, 2003, the Company acquired 100% of the outstanding stock of the Electronic Game Card, Inc in a reverse acquisition. At this time, a new reporting entity was created and the name of the Company was changed to Electronic Game Card, Inc.

         As of December 31, 2003, the Company is in the development stage and has not begun planned principal operations.

PRINCIPALS OF CONSOLIDATION

         The consolidated financial statements include the accounts of the following companies:

          o Electronic Game Card, Inc. (formerly Scientific Energy, Inc.) (a Nevada Corporation)
          o    Electronic Game Card, Ltd. (United Kingdom Corporation)
          o    Electronic Game Card Marketing (a Delaware Corporation)
          o    Scientific Energy, Inc. (a Nevada Corporation)

         The results of subsidiaries acquired during the year are consolidated from their effective dates of acquisition. All significant intercompany accounts and transactions have been eliminated.

NATURE OF BUSINESS

         The Company plans to engage in the development, marketing, sale and distribution of recreational electronic software which primarily targeted
towards  lottery  and  sales   promotion   markets  through  its  Great  Britain
subsidiary.

CONCENTRATION OF CREDIT RISK

         The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

 CASH AND CASH EQUIVALENTS

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

                           ELECTRONIC GAME CARD, INC.
                       (FORMERLY SCIENTIFIC ENERGY, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEPRECIATION

         Fixed assets are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:


                     Asset                               Rate
                     -----                               ----

      Plant and Machinery Equipment                    3 years
      Office Equipment                                 3 years


         Maintenance and repairs are charged to operations; betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the property and related accumulated depreciation accounts, and any resulting gain or loss is credited or charged to income.

         Depreciation Expense for the two years ending December 31, 2003 and 2002, were $4,831 and $1,345.

REVENUE RECOGNITION

         Revenue is recognized from sales of product at the time of shipment to customers. As the Company is still in the development stage, during 2002 and 2003, it had very little revenue.

 ADVERTISING COSTS

         Advertising costs are expensed as incurred. As of December 31, 2003 and 2002, advertising costs were $13,064 and $26,409, respectively.

 FOREIGN CURRENCY TRANSLATION

         The Company's primary functional currency is the British Pound. Monetary assets and liabilities resulting from transactions with foreign suppliers and customers are remeasured at year-end exchange rates. All other assets, liabilities, and stockholders' equity are remeasured at historical exchange rates for past transactions and at year-end exchange rates for current and future transactions. Revenue and expense accounts are remeasured at the average exchange rates in effect during the year, except those related to assets and liabilities, which are remeasured at historical exchange rates. Remeasurement gains and losses are included in income.

                           ELECTRONIC GAME CARD, INC.
                       (FORMERLY SCIENTIFIC ENERGY, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         The Company's reporting currency is the U.S. dollar. Balance sheet accounts are translated at year-end exchange rates and revenue and expense accounts are translated at the average exchange rates in effect during the year. Translation gains and losses are included as a separate component of stockholders' equity.

PERVASIVENESS OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LOSS PER SHARE

         Basic loss per share has been computed by dividing the loss for the year applicable to the common stockholders by the weighted average number of common shares outstanding during the years. There were no common equivalent shares outstanding at December 31, 2003 and 2002.

INCOME TAXES

         The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No.109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities.

STOCK COMPENSATION FOR NON-EMPLOYEES

         The Company accounts for the fair value of its stock compensation grants for non-employees in accordance with FASB Statement 123. The fair value of each grant is equal to the market price of the Company's stock on the date of grant if an active market exists or at a value determined in an arms length negotiation between the Company and the non-employee.

                           ELECTRONIC GAME CARD, INC.
                       (FORMERLY SCIENTIFIC ENERGY, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


NOTE 2 - INCOME TAXES

         The Company is subject to income taxes in the United States of America, United Kingdom, and the state of New York. As of December 31, 2003, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $312,000 in the United States and $931,000 in the United Kingdom that may be offset against future taxable income through 2023. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carry-forwards will expire unused. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance of the same amount.

         For the years ending December 31, 2003 and 2002 income tax expense was $455 and $0.

NOTE 3 - DEVELOPMENT STAGE COMPANY

         The Company has not begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage. The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as of December 31, 2003, the Company did not have significant cash or other material assets, nor did it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

NOTE 4 - NOTES RECEIVABLE

         As of December 31, 2003 and 2002, the Company has the following amounts owed to the Company:


                                                                2003       2002
                                                              -------    -------
Note Receivable,interest equal to LIBOR, due upon
   demand ............................................        $31,602    $  --
Note Receivable, no interest, due upon demand ........         10,668       --
                                                              -------    -------
Total Note Receivable ................................        $42,270    $  --
                                                              =======    =======

                           ELECTRONIC GAME CARD, INC.
                       (FORMERLY SCIENTIFIC ENERGY, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


NOTE 5 - LONG-TERM NOTES PAYABLE

         As of December 31, 2003 and 2002, the Company has the following amounts due:

                                                          2003            2002
                                                        --------        --------
Note Payable, interest equal to LIBOR, due
     within 14 days of Company initiating
     public offering or due on demand,
     secured by all assets of the Company ......        $883,402        $248,006

Note Payable,  interest  equal to  LIBOR,
     due  November  2, 2004 or 14 days of
     Company initiating public offering,
     secured by assets of the Company ..........            --            37,308

Note Payable,  interest  equal to  LIBOR,
     due  November  2, 2004 or 14 days of
     Company initiating public offering,
     secured by assets of the Company ..........          28,803            --
                                                        --------        --------

Total Long-Term Debt ...........................        $912,205        $285,314
                                                        ========        ========

NOTE 6 - RELATED PARTY TRANSACTIONS

         As at December 31, 2003 and 2002, shareholder payables include approximately $1,090 and $0 owing to a shareholder. On December 5, 2003, $31,344 of the note was converted into the Parent Company's stock in connection with the Share Exchange.

         During the years ending December 31, 2003 and 2002, a former officer of the Company received $11,480 (9,000UK) and $7,112 (4,000UK) for providing consulting services.

NOTE 7- COMMON STOCK TRANSACTIONS

         On August 2, 2002, the Company issued 99 shares at 1.00 British Pound or the equivalent of $1.60, these shares were later forward split to 12,696,595 shares in connection with the acquisition of Scientific Energy and it was recorded by $12,539 credit to common stock of and a debit to retained earnings of $12,539. All references to stock reflect the stock split.

         On December 5, 2003, an additional 1,126,467 shares were issued to the previous owners of Scientific Energy, Inc. and for the conversion of a note payable of $31,344.

NOTE 8 - CONTINGENCIES

         Currently, Electronic Game Card, Ltd. is a party to a lawsuit brought in the Central London County Court by a former consultant. The claim is for arrears of remuneration totaling $49,117 (27,625UK), remuneration for six months' notice period of $57,341 (32,250UK) to be assessed in relation to the Senior Executive Bonus Scheme, interest, costs and "further or other relief" arising from EGC's alleged breaches of a written agreement. In conjunction, EGC has filed a counterclaim which seeks damages in excess of $26,670 but limited to $88,900 and interest. The case is listed for trial between June 24, 2004 and August 20, 2004. It is

                           ELECTRONIC GAME CARD, INC.
                       (FORMERLY SCIENTIFIC ENERGY, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


uncertain as to the outcome of the proceedings, but management estimates a possible loss of $88,900 (50,000UK). As of December 31, 2003 and 2002, the company has recorded $88,900 and $54,000, respectively, included in accounts payable for this lawsuit.

NOTE 9 - DISCONTINUED OPERATIONS

         On December 5, 2003, the Company entered into an agreement with Scientific Energy, Inc. Utah, that upon completion, 100% (20,000,000 shares) of the Scientific Energy's shares would be returned, and the Company would cease to be a wholly owned subsidiary of Electronic Game Card, Inc. As of the date of this report, the transaction has not been completed.

NOTE 9 - DISCONTINUED OPERATIONS (Continued)

         As of December 31, 2003, the assets and liabilities of Scientific Energy, Inc. Utah to be disposed of consisted of the following:


                                                       2003              2002
                                                     --------          --------

Cash ......................................          $     40          $   --
Intangibles ...............................            50,000              --
                                                     --------          --------
Total Assets ..............................            50,040              --
                                                     --------          --------
Accounts Payable ..........................             5,595              --
Income Tax Payable ........................               100              --
Shareholder Loan ..........................             1,090              --
                                                     --------          --------
Total Liabilities .........................             6,785              --
                                                     --------          --------

Net Assets to be Disposed of ..............          $ 43,255          $   --
                                                     ========          ========

         Net assets and liabilities to be disposed of have been separately classified in the accompanying consolidated balance sheet at December 31, 2003. The December 31, 2002 balance sheet has not been restated as the Company did not own Scientific Energy Inc. Utah as of December 31, 2002.

                           ELECTRONIC GAME CARD, INC.
                       (FORMERLY SCIENTIFIC ENERGY, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


         Operating results of this discontinued operation for the year ended December 31, 2003 are shown separately in the accompanying consolidated statement of operations. The operating results of this discontinued operation for the years ended December 31, 2003 and 2002 consist of:


                                                      2003            2002
                                                    -------         --------
General and Administrative Expenses ........        $    20         $    --
Interest Expense ...........................          1,090              --
Tax Expense ................................            100              --
                                                    -------         --------
Net Loss ...................................        $(1,210)        $    --
                                                    =======         ========

                            BACK COVER OF PROSPECTUS

                      DEALER PROSPECTUS DELIVERY OBLIGATION

         UNTIL MAY __, 2006, (TWO YEAR ANNIVERSARY OF EFFECTIVE DATE) ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article IX Articles of Incorporation states: "To the fullest extent allowed by law, the directors and executive officers of this Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities."

         Further, indemnification of officers and directors of the company is provided for under the Article VIII of the Company's by-laws which states:

         "Section 8.01 INDEMNIFICATION: THIRD PART ACTIONS. The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) judgments, finds, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any such action, suite or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suite, or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to best interests of the corporation, and with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful."

         "Section 8.02 INDEMNIFICATION: CORPORATE ACTIONS. The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suite by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonable incurred by him or her in connection with the defense or settlement of such action or suite, if he or she acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suite was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper."

         "Section 8.03 DETERMINATION. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suite, or proceeding referred to in Sections
8.01 and 8.02 hereof, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Any other indemnification under Sections 8.01 and 8.02 hereto, shall be made by the corporation upon a determination that indemnification of the officer, director, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 8.01 and 8.02 hereof. Such determination shall be made either (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, site, or proceeding; or (ii) by independent legal counsel on a written opinion; or (iii) by the shareholders by a majority vote of a quorum of shareholders at any meeting duly called for such purpose."

         "Section 8.04 GENERAL INDEMNIFICATION. The indemnification provided by this Section shall not be deemed exclusive of any other indemnification granted under any provision of any statute, in the corporation's Articles of
Incorporation, these Bylaws, agreement, vote of the shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceases to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs and legal representatives of such person."

         "Section 8.05 ADVANCES. Expenses incurred in defending a civil or criminal action, suite, or proceeding as contemplated in this Section may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon a majority vote of a quorum of the Board of Directors and upon receipt of an undertaking by or on behalf of the director, officers, employee, or agent to repay such amount or amounts unless if it is ultimately determined that he or she is to indemnified by the corporation as authorized by this Section."

         "Section 8.06 SCOPE OF INDEMNIFICATION. The indemnification authorized by this Section shall apply to a future directors, officers, employees, and agents of the corporation, and shall inure to the benefit of the heirs, executors, and administrators of all such persons and shall be in addition to all other indemnification permitted by law."

         "Section 8.07 INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against any such liability and under the laws of the state of incorporation, as the same may hereafter be amended or modified."

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such court.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         We  estimate   the   following   expenses  in   connection   with  this
registration.

 SEC registration fee                      $  2,780
 Printing costs                              10,000
 Accounting fees and expenses                30,000
 Legal fees and expenses                     40,000
 Miscellaneous                               17,220
                                           --------

 Total                                     $100,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         Between December 11, 2003, and February 20, 2004, we sold an aggregate total of 6,853,750 shares of common stock. All of these sales were made in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the "Act"). These transactions are listed under the Common Stock table in the Selling Shareholders portion of this registration statement. All shares were sold at the price of $1.00 per share. For every two common stock shares sold the purchaser of those shares received a warrant to purchase an additional common stock share at an exercise price of $1.00 each. Accordingly, 3,426,875 warrants in total were issued. The shares of common stock underlying these warrants are being registered pursuant to this registration statement. In addition to selling those shares, we issued warrants to purchase up to 672,000 shares of our common stock to various investment advisors and consultants. These warrants are exercisable at the price of $1.00 per share. We are also registering 672,000 shares of our common stock which underlie these warrants. These transactions are listed in the Selling Shareholders portion of this registration statement.

         In addition, on April 8, 2004 we issued an option to purchase up to 2,103,512 shares of our common stock to Scientific Games, Inc. These options are exercisable at the price of $0.50 per share. The options expire on May 20, 2004. We are registering 2,103,512 shares of our common stock which underlie these options. These transactions are listed in the Selling Shareholders portion of this registration statement.

         As a result of our sale of 6,853,750 shares of Common Stock in a private placement, we received $6,853,750 in gross proceeds. The following is an analysis of our use of those proceeds.

 Gross proceeds                                               $6,853,750

 Offering expenses
      placement agent commissions and
      placement agent expenses                                   497,730

      Miscellaneous expenses, such as
      printing, mailing costs, legal
      and accounting fees, SEC registration
      fee, and blue sky fees)                                    100,000

 Net proceeds                                                  6,256,020

 Anticipated uses of proceeds
      General and administrative expenses
      and working capital                                     $6,256,020


         Regardless of whether or not we receive any proceeds from the selling shareholders' exercise of warrants we believe that the proceeds generated from the sale of the common stock shares are sufficient to provide us with the working capital necessary to cover our planned needs for at least the next twelve months.

         Unless otherwise stated, each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (ii) no underwriter participated in, nor did we pay any commission or fees to any underwriter in connection with the transactions; (iii) the transactions did not involve a public offering; and, (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

         In addition, between December 11, 2003, and February 20, 2004, we issued warrants to purchase shares of common stock in the Company. These were issued as consideration for assistance in placing the common stock, the sale of which is described above, and to other consultants and advisors. The warrants were issued as follows:

         1. Warrants to purchase up to 353,750 shares of common stock at an exercise price of $1.00 per share were granted to Middlebury Capital LLC. These were granted as compensation for placement agents for the preferred stock. These are exercisable through February 20, 2009.

         2. Warrants to purchase up to 32,000 shares of common stock at an exercise price of $1.00 per share were granted to National Securities, Inc. These were granted as compensation for placement agents for the preferred stock. These are exercisable through February 20, 2009.

         3. Warrants to purchase up to 200,000 shares of common stock at an exercise price of $1.00 per share were granted to First Securities USA, Inc. These were granted as compensation for placement agents for the preferred stock. These are exercisable through February 20, 2009.

         4. Warrants to purchase up to 86,250 shares of common stock at an exercise price of $1.00 per share were granted to IQ Ventures. These were granted as compensation for placement agents for the preferred stock. These are exercisable through February 20, 2009.

ITEM 27. EXHIBITS.

         The following exhibits are filed or incorporated by reference as part of this Registration Statement.

(3) ARTICLES OF INCORPORATION AND BYLAWS (incorporated by reference, except where noted to the contrary)

         3.1      Articles of Incorporation of the registrant (then named Quazon
                  Corp), dated October 27, 1997, and filed with the State of Nevada, Secretary of State, on October 30, 1997, filed as
                  Exhibit 3.1 to Form 10-SB 12G filed with the Commission on April 22, 1999;

         3.2 Certificate of Amendment to Articles of Incorporation of the registrant (then named Quazon Corp) dated October 23, 1998, regarding a one for fifteen reverse stock split, and which was filed with the State of Nevada, Secretary of State on October 27, 1998, and filed as part of Exhibit 3.1 to Form 10-SB12G filed with the Commission on April 22, 1999;

         3.3 Amendment to the Articles of Incorporation of Registrant (changing its then name Quazon, Corp. to Scientific Energy, Inc.), dated August 14, 2001, which were filed with the State of Nevada, Secretary of State on August 16, 2001, and filed as part of Exhibit 3.1 to Form 10-QSB filed with the Commission on August 20, 2001;

         3.4 Articles of Share Exchange and Name Change for Scientific Energy, Inc. To Be Known as Electronic Game Card,
                  Inc.(Registrant then named Scientific Energy, Inc.) dated November 21, 2003, and filed with the State of Nevada, Secretary of State, on November 26, 2003, filed as Exhibit 1.1 to Form 8-K filed with the Commission on December 10, 2003;

         3.5 Bylaws of Registrant (then named Quazon Corp.) which were adopted pursuant to the December 5, 2003, closing of the Share Exchange Agreement dated November 19, 2003 between Registrant (then named Scientific Energy, Inc.) and Electronic Game Card, Inc., a Delaware corporation, which were filed as Exhibit 3.2 to Form 10-SB12G filed with the Commission on April 22, 1999;

(4)      Instruments   Defining  the  Rights  of  Security  Holders,   Including
         Indentures

         4.1      Form of Certificate of Common Stock (filed herewith);

         4.2 Share Exchange Agreement between Registrant (then named Scientific Energy) and Electric Game Card, Inc., a Delaware corporation, dated November 19, 2003, filed as Exhibit 1.3 to Form 8-K filed with the Commission on December 10, 2003;

(5)      OPINION ON LEGALITY

         5.1 Opinion of L. Stephen Albright regarding the legality of the securities being registered (filed herewith);

(10)     MATERIAL CONTRACTS

         10.1 Form of Securities Purchase Agreement by and among Electronic Game Card, Inc. and certain purchasers, dated as of December 11, 2003, which was filed with the Commission on February 27, 2004 as Exhibit 10.20 to Form 8-K;

(21)     SUBSIDIARIES OF THE REGISTRANT

         NONE

(23)     CONSENTS OF EXPERTS AND COUNSEL

         23.1     Consent of Accountants (filed herewith);
         23.2     Consent of L. Stephen Albright, See Exhibit 5.1

(99)     ADDITIONAL EXHIBITS

         99.1 Press Release, dated February 23, 2004 of Electronic Game Card, Inc. filed with the Commission on February 27, 2004 as
                  Exhibit 99.1 to Form 8-K.

ITEM 28. UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ACalculation of Registration Fee" table in the effective registration statement;

                  (iii)    To  include  any   additional  or  changed   material
                           information on the plan of distribution;

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, as amended, and authorized this registration statement to be signed on its behalf by the undersigned, in the New York City, State of New York, on May 12, 2004.

                  ELECTRONIC GAME CARD, INC.
                  A Nevada corporation, Registrant


           By:        /S/ JOHN BENTLEY
                  ------------------------------------
                  JOHN BENTLEY,
                  Chairman and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                       TITLE                                       DATE


/s/ John Bentley           Chairman, Chief Executive               May 12, 2004
-------------------        Officer, and Director (Principal
JOHN BENTLEY               Executive Officer)



/s/ Linden Boyne           Chief Financial Officer                 May 12, 2004
-------------------        (Principal Financial Officer) and
LINDEN BOYNE               Director



/s/ Lee Cole               Director                                May 12, 2004
-------------------
LEE COLE

                                 EXHIBITS INDEX

EXHIBIT NO.                      TITLE OF DOCUMENT
-----------                      ------------------

(3) ARTICLES OF INCORPORATION AND BYLAWS (incorporated by reference, except where noted to the contrary)

         3.1      Articles of Incorporation of the registrant (then named Quazon
                  Corp), dated October 27, 1997, and filed with the State of Nevada, Secretary of State, on October 30, 1997, filed as
                  Exhibit 3.1 to Form 10-SB 12G filed with the Commission on April 22, 1999;

         3.2 Certificate of Amendment to Articles of Incorporation of the registrant (then named Quazon Corp) dated October 23, 1998, regarding a one for fifteen reverse stock split, and which was filed with the State of Nevada, Secretary of State on October 27, 1998, and filed as part of Exhibit 3.1 to Form 10-SB12G filed with the Commission on April 22, 1999;

         3.3 Amendment to the Articles of Incorporation of Registrant (changing its then name Quazon, Corp. to Scientific Energy, Inc.), dated August 14, 2001, which were filed with the State of Nevada, Secretary of State on August 16, 2001, and filed as part of Exhibit 3.1 to Form 10-QSB filed with the Commission on August 20, 2001;

         3.4 Articles of Share Exchange and Name Change for Scientific Energy, Inc. To Be Known as Electronic Game Card,
                  Inc.(Registrant then named Scientific Energy, Inc.) dated November 21, 2003, and filed with the State of Nevada, Secretary of State, on November 26, 2003, filed as Exhibit 1.1 to Form 8-K filed with the Commission on December 10, 2003;

         3.5 Bylaws of Registrant (then named Quazon Corp.) which were adopted pursuant to the December 5, 2003, closing of the Share Exchange Agreement dated November 19, 2003 between Registrant (then named Scientific Energy, Inc.) and Electronic Game Card, Inc., a Delaware corporation, which were filed as Exhibit 3.2 to Form 10-SB12G filed with the Commission on April 22, 1999;

(4)      INSTRUMENTS   DEFINING  THE  RIGHTS  OF  SECURITY  HOLDERS,   INCLUDING
         INDENTURES

         4.1      Form of Certificate of Common Stock (filed herewith);

         4.2 Share Exchange Agreement between Registrant (then named Scientific Energy) and Electric Game Card, Inc., a Delaware corporation, dated November 19, 2003, filed as Exhibit 1.3 to Form 8-K filed with the Commission on December 10, 2003;

(5)      OPINION ON LEGALITY

         5.1 Opinion of L. Stephen Albright regarding the legality of the securities being registered (filed herewith);

(10)     MATERIAL CONTRACTS

         10.1 Form of Securities Purchase Agreement by and among Electronic Game Card, Inc. and certain purchasers, dated as of December 11, 2003, which was filed with the Commission on February 27, 2004 as Exhibit 10.20 to Form 8-K;

(21)     SUBSIDIARIES OF THE REGISTRANT

         NONE

(23)     CONSENTS OF EXPERTS AND COUNSEL

         23.1     Consent of Accountants (filed herewith);
         23.2     Consent of L. Stephen Albright, See Exhibit 5.1

(99)     ADDITIONAL EXHIBITS

         99.1 Press Release, dated February 23, 2004 of Electronic Game Card, Inc. filed with the Commission on February 27, 2004 as
                  Exhibit 99.1 to Form 8-K.